Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of January 19, 2007

among

STERLING ENERGY PLC

STERLING ONSHORE, INC.

and

WHITTIER ENERGY CORPORATION

i

3.24	Owned Real Property	29
3.25	Leased Real Property	29
3.26	Title	29
3.27	Oil and Gas Interests	29
3.28	Planned Future Commitments	29
3.29	Production Data	29
3.30	Rights to Production	30
3.31	Well Abandonment	30
3.32	Gas or Pipeline Imbalances	30
3.33	Wells	30
3.34	Change of Control	30
3.35	Business	30
3.36	Books and Records	30
3.37	Full Disclosure	30
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		31
4.1	Organization	31
4.2	Merger Sub	31
4.3	Authorization; No Conflict	31
4.4	Information Supplied	32
4.5	Broker’s or Finder’s Fees	32
4.6	Financing	32
4.7	Ownership of Company Common Stock	32
4.8	Litigation	33
ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER		33
5.1	Conduct of Business by the Company Pending the Merger	33
ARTICLE VI ADDITIONAL AGREEMENTS		35
6.1	Preparation of Proxy Statement; Stockholders Meeting	35
6.2	Consents and Approvals	36
6.3	Public Statements	37
6.4	Further Assurances	37
6.5	Notification of Certain Matters	37
6.6	Access to Information; Confidentiality	38
6.7	No Solicitation	38
6.8	Indemnification of Company Directors and Officers; Insurance	40
6.9	State Takeover Laws	42
6.10	Employment Matters	42

ARTICLE VII CONDITIONS		42
7.1	Conditions to Each Party’s Obligation To Effect the Merger	42
7.2	Conditions to Obligations of Parent and Merger Sub	42
7.3	Conditions to Obligation of the Company	43
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		43
8.1	Termination	43
8.2	Effect of Termination	44
8.3	Fees; Transaction Expenses	45
ARTICLE IX GENERAL PROVISIONS		45
9.1	Notices	45
9.2	Nonsurvival of Representations and Warranties	46
9.3	Interpretation	46
9.4	Governing Law; Jurisdiction	46
9.5	Counterparts; Facsimile Transmission of Signatures	47
9.6	Assignment; No Third Party Beneficiaries	47
9.7	Severability	47
9.8	Entire Agreement	47
9.9	Amendment	47
9.10	Extension; Waiver	48

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Articles of Incorporation
Exhibit C	Form of Bylaws

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 19, 2007, is by and among Sterling Energy plc, a company incorporated in England and Wales (“Parent”), Sterling Onshore, Inc., a Nevada corporation and a wholly-owned, indirect subsidiary of Parent (“Merger Sub”), and  Whittier Energy Corporation, a Nevada corporation (the “Company”).

INTRODUCTION

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have unanimously (i) approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement;

WHEREAS, as a result of the Merger, and in accordance with Chapter 78 of the Nevada Revised Statutes (the “NRS”), each issued and outstanding share of Company Capital Stock (as defined below) immediately prior to the Effective Time (as defined in Section 2.2) and Dissenting Shares (as defined in Section 2.6(d)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 2.6);

WHEREAS,concurrent with the execution and delivery of this Agreement, certain Company Stockholders have entered with the Company and Parent into the Voting Agreements, dated as of the date hereof, copies of which are attached hereto as Exhibit A (the “Voting Agreements”), pursuant to which such Company Stockholders have agreed, among other things, to vote their shares of capital stock of the Company over which such Company Stockholders have voting power to approve this Agreement and the transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties and covenants and agreements contained in this Agreement, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1   Definitions.   As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means (a) direct or indirect beneficial ownership of 50% or more of the voting securities or voting interest of a Person or, in the case of a limited partnership, of 50% or more of the general partnership interest, either directly or through an entity which the Person controls or (b) the possession of the actual power to direct the management of a Person, whether through contract or otherwise.

“Agreement” is defined in the Preamble.

“Alternative Transaction” means with respect to the Company and the Company Subsidiaries any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase from the Company by any Person or group (other than Parent, Merger Sub or any of their Affiliates) of 20% or more in interest of the total outstanding voting securities of the Company, or any tender offer or exchange offer that if consummated would result in any Person or group (other than Parent, Merger Sub or any of their Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company; (b) or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (c) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition (including by way or merger, consolidation, share exchange or otherwise) of an aggregate of 20% or more of the consolidated assets of the Company; or (d) any liquidation or dissolution of the Company.

“Alternative Transaction Proposal” means any offer, proposal or indication of interest to the Company, the Company Stockholders, officers, directors or representatives of the Company by and Person or group (other than Parent, Merger Sub or any of their Affiliates) relating to an Alternative Transaction.

“Applicable Law” means all foreign, U.S. federal, state, local or municipal laws, statutes, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees of any Governmental Authority, in each case as of the relevant date of determination or, with respect to a representation or warranty, as of the date of such representation or warranty, and that is applicable to Parent, Merger Sub, the Company, and/or their respective Subsidiaries, all as the case may be, or any of their respective assets, properties or businesses.

“Articles of Merger” is defined in Section 2.2(b).

“Bank Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 9, 2006, by and among the Company, as Borrower, and BNP Paribas, as Administrative Agent (as amended and supplemented as of the date hereof).

“Book Entry Shares” is defined in Section 2.7(b).

“Breakup Fee” is defined in Section 8.3(a).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“CFIUS” means The Committee on Foreign Investments in the United States.

“Change of Company Recommendation” is defined in Section 6.7 (b).

“Claim” is defined in Section 6.8(a).

“Closing” is defined in Section 2.2(a).

“Closing Date” is defined in Section 2.2(a).

“Code” is defined in Section 2.7(f).

“Company” is defined in the Preamble.

“Company Capital Stock” means the capital stock of the Company.

“Company Certificates” is defined in Section 2.7(b).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” is defined in Article III.

“Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof or with respect to which the Company or any of the Company Subsidiaries has any actual, direct or contingent liability, whether written or unwritten, formal or informal, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA), and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity or any other equity-based benefits, incentives or compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation.

“Company Financial Advisor” is defined in Section 3.23.

“Company Indemnified Parties” is defined in Section 6.8(a).

“Company Material Adverse Effect” is defined in Section 3.1.

“Company Preferred Stock” means the Preferred Stock par value $0.001 per share, of the Company.

“Company SEC Reports” is defined in Section 3.5(a).

“Company Stock Plans” is defined in Section 2.8(a).

“Company Stockholders” means the holders of shares of Company Common Stock.

“Company Stockholders Meeting” is defined in Section 6.1(b).

“Company Subsidiary” is defined in Section 3.1.

“Constituent Documents” is defined in Section 9.8.

“Confidentiality Agreement” is defined in Section 6.6.

“Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, purchase order, loan, conditional subcontract, insurance policy, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement, whether written or oral, and that pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

“Customary Post-Closing Consents” is defined in Section 3.3(c).

“Defensible Title” means, subject to matters constituting or covered by Permissible Defects, such right, title and interest that (a) with respect to each of the Oil and Gas Interests set forth in Section 3.26 of the Company Disclosure Schedule, record title evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction (i) entitles the Company to receive not less than the applicable Net Revenue Interest as specified for such Oil and Gas Interest set forth in Section 3.26 of the Company Disclosure Schedule throughout the economic life of the Oil and Gas Interest, except for decreases (A) in connection with those operations in which the Company or any of the Company Subsidiaries, as applicable, may be or hereafter become a non-consenting co-owner, (B) resulting from other parties in non-consent status as of the date of this Agreement subsequently no longer being in such non-consent status or (C) resulting from elections to increase or convert existing interests at payout pursuant to contracts and agreements in force and effect as of the date of this Agreement and (ii) obligates the Company to bear costs and expenses attributable to the maintenance, development and operation of such Oil and Gas Interest in an amount not greater than the applicable Working Interest as specified for such Oil and Gas Interest set forth in Section 3.26 of the Company Disclosure Schedule throughout the economic life of such Oil and Gas Interest, other than increases (X) accompanied by at least a proportionate interest in the applicable Net Revenue Interest, (Y) resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements that are accompanied by at least a proportionate increase in the applicable Net Revenue Interest or (Z) increases resulting from elections to decrease or convert existing interests at payout pursuant to contracts and agreements in force and effect as of the date of this Agreement, (b) with respect to Oil and Gas Interests not yet earned under a farmout agreement, there exists no default by the Company under such farmout agreement, and (c) is free and clear of all Liens, claims, infringements, and other burdens, except for Permitted Liens.

“Dissenting Shares” is defined in Section 2.6(d)(i).

“Effective Time” is defined in Section 2.2(b).

“Employment Agreements” is defined in Section 6.10.

“Environmental Law” means any Law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Material (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Company or any of the Company Subsidiaries, including, without limitation, soil, groundwater and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act (“OSHA”), as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local Law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“Exchange Act” is defined in Section 3.3(c).

“Exchange Fund” is defined in Section 2.7(a).

“Expenses” is defined in Section 6.8(a).

“Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in each of the Company’s Annual Report on Form 10 KSB for the fiscal years ended December 31, 2004 and December 31, 2005, the Company’s Quarterly Report on Form 10 QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, as well as any consolidated financial statements of the Company filed with the SEC after the date hereof, including in each case the footnotes thereto.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any U.S. federal, state, local or any foreign government, governmental, regulatory or administrative authority, agency, or commission or any court, tribunal, or judicial or arbitral body or entity.

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste” in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any hazardous, dangerous, radioactive or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos containing materials within the meaning of Environmental Law; (e) any polychlorinated biphenyls within the meaning of Environmental Law; (f) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof within the meaning of Environmental Law; or (g) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.

“Hedge” is defined in Section 3.17.

“Hydrocarbons” means, with respect to any Person, crude oil, natural gas, casinghead gas, associated gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith (including coalbed gas and carbon dioxide), and all other minerals of every kind and character which may be covered by or included in or attributable to any of the properties of such Person or any of such Person’s Subsidiaries.

“Knowledge” means the actual knowledge, after due inquiry and reasonable investigation, of the executive officers and directors of the Company or Parent, as applicable, and in the case of the Company, the Company’s Vice President of Land and Legal.

“Lands” has the meaning set forth in the definition of “Oil and Gas Interests.”

“Leases” has the meaning set forth the definition of “Oil and Gas Interests.”

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind with respect to such asset.

“Material Contracts” means those Contracts (a) that are filed as exhibits to the Most Recent 10-KSB and to the Company SEC Reports that are filed with the SEC after the filing of the Most Recent 10-KSB but prior to the date hereof  (b) all Contracts that are with any Affiliate of the Company, (c) all Contracts for the sale of Hydrocarbons produced from or attributable to the Oil and Gas Interests, except those sales contracts that can be terminated by Seller and its assigns upon not more than ninety (90) days notice without penalty or detriment to the Company and its assigns, (d) Contracts that create any area of mutual interest with respect to the acquisition by Parent or its assigns of any Oil and Gas Interests, and (e) that commit Parent to aggregate expenditures or receipts of more than $250,000 in any calendar year.

“Merger” is defined in the First Recital.

“Merger Consideration” is defined in Section 2.6(b).

“Merger Sub” is defined in the Preamble.

“Most Recent Form 10-KSB” is defined in Section 3.1.

“Negotiation Period” is defined in Section 6.7 (c).

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other Hydrocarbons produced and saved from or attributable to an Oil and Gas Interest.

“NORM” is defined in Section 3.13(c).

“NRS” is defined in the Second Recital.

“Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil and gas properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral fee interests under oil and gas leases, subleases, licenses, development licenses, exploration licenses, concessions and other leaseholds; operating rights and non-operating interests, and royalties, overriding royalties, production payments, net profit interests, other non-working interests, carried interests and other properties and interests (collectively, the “Leases”) and the lands covered thereby (collectively, the “Land(s)”); any and all Hydrocarbon, water or injection wells on or applicable to any of the foregoing thereon or applicable thereto (the “Wells”); any pools or units which include all or a part of any Land or include any Well (the “Units”) and including without limitation all right, title and interest in Hydrocarbon produced from any such Unit and revenues from the sale thereof, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands and Units; interests under or derived from all Contracts applicable to or by which the Leases, Lands, Wells or Units are bound or created, to the extent applicable to such properties, including operating agreements, marketing agreements (including commodity swap, collar and/or similar derivative agreements), transportation agreements, seismic data and interpretations and other licensed or owned intellectual property with respect thereto, geological and geophysical agreements, unitization, pooling and communitization agreements, joint venture agreements and farmin and farmout agreements, and orders; division orders, transfer orders and letters in lieu thereof; mineral deeds and royalty deeds; oil and gas sales, exchange and processing contracts and agreements; and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, servitudes, rights of way, Permits, leases, licenses, surface rights and other interests associated with, appurtenant to, used or held for use or necessary for the operation of Leases, Lands, Wells or Units; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, located on, used or obtained in connection with or necessary for the operation of the Leases, Lands, Wells or Units. The respective Net Revenue Interests and Working Interests set forth in Section 3.26 of the Company Disclosure Schedule shall be a part of the definition of “Oil and Gas Interests.”

“Option” is defined in Section 2.8(a).

“Option Cash Amount” is defined in Section 2.8(a).

“Parent” is defined in the Preamble.

“Parent Financial Advisor” is defined in Section 4.5.

“Parent Material Adverse Effect” is defined in Section 4.3(c).

“Parent Subsidiary” is defined in Section 4.1.

“Paying Agent” is defined in Section 2.7(a).

“Permissible Defect” means:

(a)        defects or irregularities arising out of lack of corporate authorization or a variation in corporate name of record 10 years or more, unless Parent provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Oil and Gas Interest;

(b)        defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes for prescription;

(c)        defects or irregularities in the chain of title of record 10 years or more consisting of the failure to recite marital status in documents or omissions of heirship proceedings;

(d)        defects or irregularities in title which for a period of 5 years or more have not delayed or prevented Company or the Company Subsidiaries (or such Person’s predecessor, if owned by the Company or the Company Subsidiaries less than 5 years) from receiving its share of the proceeds of production or causes it to bear a share of expenses and costs greater than its Working Interest share from any Unit or Well;

(e)        defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for 10 years or more;

(f)         conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights; and

(g)        any minor defect or irregularity in title as would normally be waived by prudent persons engaged in the oil and gas business when purchasing producing properties.

(h)        the terms and conditions of the Leases, including without limitation lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and similar burdens, if the net cumulative effect of the burdens does not operate to reduce Company’s Net Revenue Interest below the Net Revenue Interest set forth in Section 3.26 of the Company Disclosure Schedule or increase Company’s Working Interest to more than the Working Interest set forth in Section 3.26 of the Company Disclosure Schedule (without a proportionate increase in Net Revenue Interest);

(i)         division orders and sales contracts terminable without penalty upon no more than sixty (60) days notice to Parent;

(j)         Preference Rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

(k)        all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(l)         easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any Well or Lease;

(m)      all rights reserved to or vested in any Governmental Authority to control or regulate any of the Oil and Gas Interests in any manner, and all applicable laws, rules and orders of governmental authority; and

(n)        the net profits interests set forth in Section 1.1 of the Company Disclosure Schedule.

Notwithstanding any other provision in this Agreement to the contrary, the foregoing matters shall not constitute a failure of Defensible Title.

“Permits” means all permits, consents, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any U.S. federal, state or local governmental, administrative or regulatory authority.

“Permitted Liens” means:

(a)        Liens reflected in the Financial Statements;

(b)        Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP;

(c)        Liens in favor of Governmental Authorities, vendors, carriers, warehousemen, repairmen, mechanics, workmen, and materialmen, and construction or similar Liens arising by operation of law (including Liens securing statutory or regulatory obligations), and any other statutory liens, for taxes, assessments, labor and materials, where payment is not due (or that, if delinquent, are being contested in good faith);

(d)        statutory or regulatory authority of Governmental Authorities;

(e)        easements, surface leases and rights, plat restrictions, pipelines, grazing, logging, canals, ditches, reservoirs, telephone lines, power lines, railways and similar encumbrances;

(f)         Liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not materially affected or interrupted, and are not reasonably expected to materially affect or interrupt, the claimed ownership of the Person or the receipt of production revenues from the Oil and Gas Interests affected thereby;

(g)        Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 302(f) or Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(h)        Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(i)         Liens under production sales agreements, division orders, operating agreements, unitization and pooling orders, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements and other agreements customary in the oil and gas business for processing, producing, transporting, marketing and exchanging produced Hydrocarbons securing obligations not constituting indebtedness and provided that such Liens do not secure obligations to deliver Hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery;

(j)         Liens incurred in the ordinary course of business covering deposit or securities accounts in favor of the depository institution or securities intermediary holding such accounts and arising in connection with obligations of the depositor arising from any such accounts;

(k)        deposits and pledges of cash securing (i) the payment or performance of bids, tenders, leases, contracts (other than for the payment of indebtedness) and statutory or regulatory obligations or (ii) obligations on surety or appeal bonds, performance and return of money bonds and similar obligations (in each case other than for payment of indebtedness) but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business or secure obligations not past due;

(l)         precautionary UCC financing statement filings regarding operating leases;

(m)      statutory and common law landlords’ liens; and

(n)        statutory Liens in favor of lessors under Leases securing obligations not past due to pay royalties.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Preference Right” shall mean any right or agreement that enables or may enable any Person to purchase or acquire any asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, all as listed on Section 3.34 of the Company Disclosure Schedule.

“Proxy Statement” is defined in Section 3.3(c).

“Qualified Transaction Proposal” has the meaning set forth in Section 6.7 (a).

“Real Property Leases” has the meaning set forth in Section 3.25.

“Required Company Stockholder Vote” is defined in Section 3.11(b).

“Reserve Reports” is defined in Section 3.16.

“SEC” is defined in Section 3.3(c).

“Securities Act” is defined in Section 3.4(a).

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means any Qualified Transaction Proposal that a majority of the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel), (a) would, if consummated, result in a transaction that is more favorable to the Company Stockholders from a financial point of view than the transactions contemplated by this Agreement taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such financial advisor, and taking into account all material financial, legal and regulatory terms and conditions of such Qualified Transaction Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Qualified Transaction Proposal) and (b) can be completed without undue delay taking into account all technical, legal, financial, regulatory and other aspects of the Qualified Transaction Proposal by the Person making the Qualified Transaction Proposal.

“Surviving Corporation” is defined in Section 2.1.

“Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes, including any schedules or attachments thereto, including any amendments thereto, and including any information returns.

“Taxes” means (a) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto (or to the nonpayment thereof); (b) all liability for the payment of any amounts of the type described in clause (a) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (c) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or clause (b).

“Termination Date” is defined in Section 8.1(b).

“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which must be obtained, made or complied with for or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement in order (a) to prevent any termination, cancellation, default, acceleration or change in terms (or any right thereof from arising) under any terms, conditions or provisions of any asset (or of any agreement, instrument or obligation relating to or burdening any asset) as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, or (b) to prevent the creation or imposition of any Lien, penalty or restriction, on or with respect to any asset (or any right thereof from arising) as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Units” has the meaning set forth in the definition of “Oil and Gas Interests.”

“Voting Agreements” means the Voting Agreements entered into as of the date hereof among Parent and certain of the Company Stockholders, each of which is substantially in the form of Exhibit A hereto.

“Warrant” is defined in Section 2.8(b).

“Warrant Cash Amount” is defined in Section 2.8(b).

“Wells” has the meaning set forth in the definition of “Oil and Gas Interests.”

“Working Interest” means the percentage of costs and expenses attributable to the maintenance, development, operation, plugging and abandonment and remediation of Oil and Gas Interests.

ARTICLE II
THE MERGER

2.1   The Merger.   Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and Chapter 92A of the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

2.2   Effective Time; Closing.

(a)        The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by Applicable Law) waiver of the conditions set forth in Article VII (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by Applicable Law) waived on the Closing Date), at the offices of Thompson & Knight LLP, 333 Clay Street, Suite 3300 Houston, Texas 77002 unless another date, time or place is agreed to in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)        On the Closing Date or as promptly as practicable thereafter, the Company shall cause the Merger to be consummated by filing articles of merger, in accordance with Chapter 92A of the NRS, with the Secretary of State of the State of Nevada in such form as required by, and executed in accordance with the relevant provisions of Chapter 92A of the NRS (the “Articles of Merger”) (the time of such filing (or such later time as is specified in such Articles of Merger as agreed between Parent and the Company) being the “Effective Time”).

2.3   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in Section 92A.250 of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4   Articles of Incorporation; Bylaws.   At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety in the form of Exhibit B hereto and, as so amended, shall be the articles of incorporation of the Surviving Corporation. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety in the form of Exhibit C hereto and, as so amended, shall be the bylaws of the Surviving Corporation.

2.5   Directors and Officers.

(a)        The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors. The Company shall cause all directors of the Company to resign immediately prior to the Effective Time.

(b)        The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors.

2.6   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other holder of any shares of capital stock of Merger Sub or the Company:

(a)        Capital Stock of Merger Sub.   Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.001 per share, and such shares of common stock issued upon conversion of the capital stock of Merger Sub shall represent all of the outstanding shares of the Surviving Corporation.

(b)        Conversion of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares to be cancelled pursuant to Section 2.6(c)) shall be converted automatically into the right to receive $11.00 in cash payable to the holder thereof (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and, subject to Section 2.6(d), each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c)        Treatment of Treasury Stock.   Each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time, if any, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto. Each share of Company Capital Stock owned by any Subsidiary of the Company shall not be cancelled at the Effective Time and shall remain outstanding.

(d)        Shares of Company Common Stock of Dissenting Stockholders.

           (i)  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands in writing an appraisal of the “fair value” of such shares of Company Common Stock in accordance with Sections 92A.380, 92A.420 and 92A.440 of the NRS (“Dissenting Shares”) shall not be converted into or otherwise represent the right to receive the applicable Merger Consideration as provided in Section 2.6, but rather the holders of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with Section 92A.500 of the NRS; provided, that, any Dissenting Shares held by holders of Company Common Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights for an appraisal of such shares under Chapter 92A of the NRS shall thereupon be deemed to have been cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive the applicable Merger Consideration as provided in Section 2.6, upon surrender in the manner provided in Section 2.7, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

          (ii)  The Company shall give to Parent (i) notice of any written demands for appraisal received by the Company and withdrawals of such demands, and (ii) the opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for appraisal under Chapter 92A of the NRS. The Company shall not, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to any such demands, or offer to settle, or settle, any such demands. Any amount payable to any holder of Company Common Stock exercising appraisal rights shall be paid solely by the Surviving Corporation out of its own funds.

2.7        Payment for Shares.

(a)   Paying Agent.   Prior to the Effective Time, Parent (i) shall designate a bank or trust company satisfactory to the Company to act as agent for the holders of Company Capital Stock in connection with the Merger (the “Paying Agent”) to receive in trust the funds to which holders of Company Capital Stock and Warrants shall become entitled pursuant to Section 2.6 and Section 2.8(b) and (ii) shall deposit, or cause the Merger Sub to deposit, with the Paying Agent, for the benefit of the Company’s Stockholders and holders of Warrants, cash in an amount sufficient for the payment of (x) the Merger Consideration as provided in Section 2.6 upon surrender of certificates representing the shares of Company Capital Stock as provided herein and (y) the Warrant Cash Amount as provided in Section 2.8(b) upon surrender of instruments representing the Warrants as provided herein (together, the “Exchange Fund”). The Paying Agent shall invest the cash included in the Exchange Fund only in obligations guaranteed by the full faith and credit of the United States of America. All interest earned on such funds shall be paid to Parent.

(b)   Exchange Procedures.   Promptly after the Effective Time, but in any event not later than two Business Days thereafter, the Paying Agent shall mail to each holder of record of (x) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Capital Stock (the “Company Certificates”) or a Warrant and (y) any non-certificated shares held by book entry (“Book Entry Shares”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates or Warrants to the Paying Agent and shall be in a form and have such other provisions as Parent and Company may reasonably specify) and (ii) instructions for use in surrendering Company Certificates, Warrants and Book Entry Shares in exchange for the Merger Consideration or the Warrant Cash Amount, as the case may be, as provided in Section 2.6. Exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Company Certificate, Warrant or Book Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration and the holder of such Warrant shall be entitled to receive in exchange therefor the Warrant Cash Amount, and the Company Certificate, Book Entry Share or Warrants so surrendered shall forthwith be cancelled. Parent shall cause the Paying Agent to make all payments required pursuant to the preceding sentence promptly following the valid surrender of Company Certificates, Book Entry Shares or Warrants. In the event of a transfer of ownership of Company Capital Stock or Warrants that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Company Certificate or Warrants so surrendered is registered, if such Company Certificate or Warrant is properly endorsed or otherwise is in proper form for transfer and the Person requesting such payment pays any transfer or other taxes required by reason ofthe payment to a Person other than the registered holder of such Company Certificate or Warrant or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.7(b), each Company Certificate, Book Entry Share and Warrant shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration pursuant to Section 2.6 in the case of a Company Certificate or Book Entry Share and the Warrant Cash Amount in the case of a Warrant. No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate or Book Entry Share. All amounts payable hereunder to a holder of Company Stock shall be rounded to the nearest cent.

(c)   No Further Ownership Rights in Company Capital Stock; Transfer Books.   All Merger Consideration and Warrant Cash Amounts paid upon the surrender of Company Certificates, Book Entry Shares and Warrants in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Capital Stock theretofore represented by such Company Certificates, Book Entry Shares and Warrants, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Capital Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, provided that no dividends or other distribution shall be owed with respect to the Warrants. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Capital Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates, Book Entry Shares or Warrants are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for Merger Consideration or a Warrant Cash Amount, as the case may be, as provided in this Article II.

(d)   No Liability.   Notwithstanding anything to the contrary in this Section 2.7, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person with respect to any Merger Consideration or Warrant Cash Amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)   Lost, Stolen or Destroyed Certificates.   In the event any Company Certificates evidencing Company Capital Stock or Warrants are lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.6 or the Warrant Cash Amount required pursuant to Section 2.8(b), as the case may be, in exchange for such lost, stolen or destroyed Company Certificates or Warrants, upon the making of an affidavit, which shall include indemnities and the posting of a bond that are reasonably acceptable to Parent, of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration or the Warrant Cash Amount, as the case may be, may reasonably require of the holder of such lost, stolen or destroyed Company Certificates or Warrants.

(f)   Withholding Taxes.   Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Capital pursuant to this Agreement any stock transfer taxes and such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock with respect to which such deduction and withholding were made. The parties recognize and agree that no withholding shall be required under Section 1445 of the Code.

2.8   Options and Warrants.

(a)        At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding Option (as hereinafter defined), whether vested or unvested, exercisable or unexercisable, each Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest, and subject to the terms and conditions set forth below in this Section 2.8, each such Option shall terminate and be cancelled at the Effective Time and each holder of an Option shall be entitled to receive from the Company, and shall receive promptly following the Effective Time in settlement of each Option an Option Cash Amount. The “Option Cash Amount” shall be equal to the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option, less (B) any applicable withholdings for Taxes (which withholdings shall be deposited with the appropriate taxing authority for the benefit of the holder of such Option). If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Option Cash Amount therefor shall be zero. Payment of the Option Cash Amount shall be communicated to each holder of Option(s) in a written notice from the Company stating that, upon acceptance of the Option Cash Amount, such holder understands that no further payment is due to such holder on account of any Option and all of such holder’s rights under such Options have terminated. As used in this Agreement, “Option” means any option granted and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to the plans set forth in Section 2.8(a) of the Company Disclosure Schedule, or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof (“Company Stock Plans”) or any other contract or agreement entered into by the Company or any of the Company Subsidiaries. All amounts payable hereunder to a holder of an outstanding Option shall be rounded to the nearest cent.

(b)        At the Effective Time, by virtue of the Merger, each Warrant (as hereinafter defined) shall be converted automatically into the right to receive the Warrant Cash Amount. The “Warrant Cash Amount” shall be equal to the net amount of the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Warrant, multiplied by (ii) the number of shares subject to such Warrant. If the exercise price per share of any Warrant equals or exceeds the Merger Consideration, the Warrant Cash Amount therefor shall be zero. Payment of the Warrant Cash Amount shall be payable without interest upon surrender of the instrument representing the Warrant and other documentation specified in Section 2.7(b). As used in this Agreement, “Warrant” means any warrant granted and not exercised, expired or terminated, to purchase shares of Company Common Stock pursuant to the form of agreement set forth in Section 2.8(a) of the Company Disclosure Schedule. All amounts payable hereunder to a holder of an outstanding Warrant shall be rounded to the nearest cent.

(c)        At the Effective Time, except as provided in this Section 2.8, all rights under any Option and any provision of the Company Stock Plans providing for the issuance or grant of any other interest with respect to the capital stock of the Company shall be cancelled. The Company shall use its commercially reasonable efforts to ensure that, as of and after the Effective Time, except as provided in this Section 2.8, no person shall have any rights under the Company Stock Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof. Prior to the Effective Time, Company shall be permitted hereunder to make any amendments to the terms of the Company Stock Plans (and any agreements thereunder) as are necessary to give effect to the transactions contemplated by this Section 2.8.

(d)        Prior to the Effective Time, Parent, Merger Sub and the Company shall use commercially reasonable efforts to cause the transactions contemplated by this Section 2.8 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsections of the disclosure schedule of the Company dated as of the date hereof and delivered to Parent concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1   Organization.   The Company and each entity that is a Subsidiary of the Company as of the date hereof (each such Subsidiary, a “Company Subsidiary”) is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization and has all requisite entity power and authority and all necessary government approvals to own, operate and lease its properties and to carry on its business as now conducted, except for those which have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. A “Company Material Adverse Effect” means any effect, event or change that is materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries considered as a single enterprise or that prevents or materially impedes or delays the ability of the Company to perform in all material respects its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances that (i) results from changes in the United States’ economy so long as the Company is not disproportionately affected in comparison to other companies in the same industry; (ii) results solely from changes in the oil and gas exploration and production industry so long as the Company is not disproportionately affected in comparison to other companies in the same industry; and (iii) the public announcement or existence of this Agreement and the transactions contemplated hereby, shall not be considered in determining whether a Company Material Adverse Effect has occurred. Notwithstanding the foregoing, a Company Material Adverse Effect shall include, without limitation, a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the United Kingdom or France (whether or not mandatory). The copies of the articles of incorporation and bylaws of the Company that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 (the “Most Recent Form 10-KSB”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

3.2   Capitalization.

(a)        The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Company Preferred Stock. As of the close of business on January 17, 2007; 12,598,132 shares of Company Common Stock were issued and outstanding; no shares of Company Preferred Stock were issued and outstanding; and (iii) as of the close of business on January 18, 2007, no shares of Company Common Stock were held by the Company in its treasury. Such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Except as set forth in Section 3.2 of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of the

Company having the right to vote (or, other than any outstanding options to purchase Company Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Stockholders may vote.

(b)        As of the close of business on January 18, 2007, there were outstanding Options to purchase 1,558,268 shares of Company Common Stock. Section 3.2(b) of the Company Disclosure Schedule sets forth the outstanding Options, the strike price of such Options, the Option Cash Amount of each such Option and the aggregate Option Cash Amount of all outstanding Options. There are no stock appreciation rights attached to the Options. As of the close of business on January 18, 2007, there were outstanding Warrants to purchase 569,938 shares of Company Common Stock at an exercise price of $7.50 per share of Company Common Stock. Section 3.2(b) of the Company Disclosure Schedule sets forth the outstanding Warrants, the Warrant Cash Amount of each such Warrant and the aggregate Cash Amount of all outstanding Warrants. Except as set forth in the preceding sentence or above in this Section 3.2, (i) as of the close of business on January 18, 2007, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments or agreements to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to issue or sell any additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue or enter into any such security, option, warrant, call, right, commitment or agreement.

(c)        As of the close of business on January 18 to the date of this Agreement (i) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company and (ii) there have been no issuances of Options or other options, warrants or other rights to acquire capital stock of the Company.

3.3   Authorization; No Conflict.

(a)        Subject to the adoption of this Agreement and approval of the Merger by the Required Company Stockholder Vote (as defined in Section 3.11(b)), the Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the adoption of this Agreement by the Required Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)        Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) result in a violation or breach of the (x) certificate or articles of incorporation or bylaws of the Company or any Company Subsidiary that is a corporation, (y) the articles or certificate of formation or the limited liability company agreement of any Company Subsidiary that is a limited liability company, or (z) the certificate of limited partnership or partnership agreement of any Company Subsidiary that is a limited partnership, or the organizational documents of any other Company Subsidiary; (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of the terms, conditions or provisions of, or result in the creation or imposition of any Lien upon any property or asset of the Company or the Company Subsidiaries under any Material Contract; or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)        Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the NRS, with respect to the filing of the Articles of Merger, and with the relevant authorities of the other jurisdictions in which the Company is qualified to do business; (ii) compliance with the Exon-Florio Amendment; (iii) the filing with the Securities and Exchange Commission (“SEC”) of (A) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), and (B) such reports under Sections 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and thereby; (iv) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Global Market; (v) such governmental consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas properties (“Customary Post-Closing Consents”); (vi) compliance with the “blue sky” laws of various states; and (vii) such other consent, approval, order or authorization of, or registration, declaration or filing that, if not obtained, would not reasonably be expected to have a Company Material Adverse Effect.

3.4   Subsidiaries.

(a)        Section 3.4(a) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Company Subsidiary. Each Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), of the Company has been named to the extent required in the Company SEC Reports furnished to the SEC prior to the date of this Agreement. The Company owns directly or indirectly all of the capital stock or other equity securities, or other ownership interests, as applicable, in each Company Subsidiary, free and clear of all Liens except for restrictions imposed by applicable securities laws. The Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity except as set forth in Section 3.4(a) of the Company Disclosure Schedule.

(b)        All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements relating to the issuance of any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries.

3.5   SEC Reports and Financial Statements.

(a)        Since January 1, 2004, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, and at the time they were filed (or if amended or superseded, then on the date of such filing) the Company SEC Reports did not contain, and any Company SEC Reports filed with the SEC subsequent to the date of this Agreement will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

(b)        As of their respective dates, the Financial Statements complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, having been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and presented fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in Section 3.5(b) of the Company Disclosure Schedule or as reflected in the Financial Statements, the Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured, other than normal and recurring current liabilities incurred in the ordinary course of business and consistent with past practice since September 30, 2006 or in connection with this Agreement or the transactions contemplated hereby and that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.6   Disclosure Controls.   The management of the Company has (i) designed disclosure controls and procedures (as defined under the Exchange Act) to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies in the design or operation of internal control over financial reporting (as defined under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal control over financial reporting (as defined under the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting (as defined under the Exchange Act). A summary of such disclosure made by management to the Company’s auditors and audit committee is set forth in Section 3.6 of the Company Disclosure Schedule.

3.7   Absence of Certain Changes.   Since January 1, 2006 and except (A) as set forth in Section 3.7 of the Company Disclosure Schedule, (B) for the execution and delivery of this Agreement and changes in its properties or business attributable to the transactions contemplated by this Agreement, and (C) as disclosed in the Financial Statements or in the Company SEC Reports, neither the Company nor any of the Company Subsidiaries:

           (i)  had any change in its financial condition or businesses, assets or liabilities, other than changes which have not had, individually or in the aggregate, a Company Material Adverse Effect;

          (ii)  suffered any damage, destruction or loss of physical property (not adequately covered by insurance) that, individually or in the aggregate, has had a Company Material Adverse Effect;

        (iii)  issued, sold or otherwise disposed of, or, redeemed, purchased or otherwise acquired, or agreed to issue, sell or otherwise dispose of, redeem, purchase or otherwise acquire, any capital stock or any other security of the Company or any of the Company Subsidiaries or granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company or any of the Company Subsidiaries, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of restricted stock or forfeiture of shares due to termination of employment or Company Common Stock issuable upon the exercise of options outstanding on the date hereof;

         (iv)  acquired or agreed to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquired or agreed to acquire any amount of assets other than in the ordinary course of business;

          (v)  other than sales of Hydrocarbons in the ordinary course of business, sold, leased, or otherwise disposed of, or agreed to sell, transfer, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of (A) any portion of its properties or assets to any director or officer of the Company or of any Company Subsidiary or any member of the family or any other Affiliate of any of the foregoing or (B) any portion of its properties or assets, except in the ordinary course consistent with past practice and as to which the aggregate value does not exceed $100,000;

         (vi)  split, combined or reclassified any outstanding shares of its capital stock;

        (vii)  amended its articles of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

      (viii)  incurred or agreed to incur any material indebtedness for borrowed money;

         (ix)  mortgaged, pledged, encumbered or subjected to any material Lien, or agreed to mortgage, pledge or subject to any material Lien any of its material properties or assets;

          (x)  declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock;

         (xi)  except in connection with the routine promotions of employees or to the extent required in a written Contract (including any Company Employee Benefit Plan) in existence as of the date hereof, (A) granted or increased any severance or termination pay to any director, executive officer or employee of the Company or any Company Subsidiary; (B) increased the benefits payable under any existing severance or termination pay policies or employment agreements; (C) increased the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary; (D) paid any bonus or similar compensation to any director, officer or employee of the Company or any Company Subsidiary in excess of $50,000, or (E) adopted or established any new employee benefit plan or, except as required by Applicable Law, amended in any material respect any existing employee benefit plan; or (E) taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(c) (without regard to whether the transactions contemplated by this Agreement are consummated), except to the extent required in a written Contract in existence as of the date hereof;

        (xii)  executed or amended (other than as required by existing employee benefit plans or employment agreements or by Applicable Law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees;

      (xiii)  except in the ordinary course of business and to the extent such action will be binding on the Company, any of the Company Subsidiaries or Parent after the Closing Date: (A) made any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or Applicable Law; (B) made or rescinded any material Tax election or filed any material amended Tax return; (C) made any material change to its method or reporting income, deductions or other Tax items for Tax purposes; or (D) settled or compromised any Tax liability;

       (xiv)  terminated, or been notified in writing of the likely termination of, a material contract with a lessor, a service provider, a government agency or a national insurance carrier or any other material contract regarding the exploration or production of Hydrocarbons;

        (xv)  neither the Company nor any of the Company Subsidiaries has entered into a contract or arrangement with an individual or entity providing for the rendering of services by such person as an employee of or contractor to the Company under which, during the last 12 months, the Company was obligated or became committed to pay in excess of $150,000 or under which, during the next 12 months, the Company is reasonably expected to pay or to become obligated to pay in excess of $150,000, except for such contracts that are terminable by the Company upon 90 days (or less) advance notice without penalty;

       (xvi)  except as otherwise required or provided for in this Agreement and except in the ordinary course of business, made or permitted any material amendment or termination of any material contract, lease, concession, franchise, license, indenture, instrument, mortgage, note, loan or credit agreement or other obligation to which it is a party;

      (xvii)  had any resignation or termination of employment of any of its key officers or employees, or become aware of any impending or threatened termination of employment, that would, individually or in the aggregate, have a Material Adverse Effect on the Company;

    (xviii)  had any labor trouble or concerted work stoppage or has Knowledge of any impending or threatened labor trouble or concerted work stoppage;

       (xix)  canceled, or agreed to cancel, any debts or claims over $250,000 in the aggregate or $100,000 individually other than in the ordinary course of business;

        (xx)  made any material change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities;

       (xxi)  entered into any material transaction not in the ordinary course of its business;

      (xxii)  made any charitable or political contribution or pledge in excess of $50,000 in the aggregate;

    (xxiii)  agreed or committed to do, or authorized or approved any action looking to, any of the foregoing; or

     (xxiv)  non-consented or agreed to non-consent with respect to any Oil and Gas Interests.

3.8   Litigation.   Except as set forth in Section 3.8 of the Company Disclosure Schedule, (a) there are no lawsuits, claims, proceedings or governmental investigations, either at law or in equity, before any Governmental Authority, pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party that (i) seeks to delay, prevent or restrict the consummation of the transactions contemplated by this Agreement, (ii) questions the validity of legality of this Agreement or (iii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Company nor any of the Company Subsidiaries, nor any of their respective properties or assets, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement, continuing investigation (other than regularly scheduled audits) by any Governmental Authority, or any judicial, administrative or arbitral judgment, order, writ, decree, injunction, restraint or award of any Governmental Authority, including without limitation cease-and-desist or other orders. Neither the Company nor any of the Company Subsidiaries has agreed to, or is bound by, any extension or waiver of the statue of limitations relating to any pending or potential action, suit, claim proceeding or investigation involving the Company or any of the Company Subsidiaries.

3.9   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

3.10   Employee Plans.

(a)        Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each Company Employee Benefit Plan. True, correct and complete copies of the following documents, if applicable, have been provided or made available to Parent: (a) the Company Employee Benefit Plans and related trust documents, and amendments thereto; (b) the most recent Form 5500; (c) the most recent Internal Revenue Service determination or opinion letter; and (d) summary plan descriptions and modifications thereto.

(b)        As to all Company Employee Benefit Plans except as set forth in Section 3.10(b) of the Company Disclosure Schedule: (i) all Company Employee Benefit Plans comply and have been administered in all material respects in accordance with their terms and all applicable requirements of law and no event has occurred which will or could cause any such Company Employee Benefit Plan to fail to comply in all material respects with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance; (ii) none of the Company, any Company Subsidiary or any of their ERISA Affiliates has engaged in any prohibited transaction (within the meaning of section 4975 of the Code or section 406, 407 or 408 of ERISA); (iii) there have been no acts or omissions by the Company, any Company Subsidiary or any of their ERISA Affiliates that have given rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any Company Subsidiary may be liable; (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Company Employee Benefit Plan or the assets thereof; and (v) each Company Employee Benefit Plan which is an employee pension benefit plan (within the meaning of section 3(2) of ERISA) that is intended to qualified under section 401(a) of the Code is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service (“IRS”) with respect to the qualified status of such plan under section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under section 501(a) of the Code, all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination or opinion letter, and no event has occurred which will or could give rise to disqualification of any such plan under such sections; (vi) none of the assets of any Company Employee Benefit Plan are invested in employer securities or employer real property. Neither the Company nor any Company Subsidiary has any liability or contingent liability for providing, under any Company Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

(c)        There have been no act or omission that would impair the ability of the Company or any Company Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Employee Benefit Plan.

(d)        None of the Company Employee Benefit Plans is subject to Title IV of ERISA and none of the Company Employee Benefit Plans is a multiemployer plan (as defined in section 3(37) of ERISA).

3.11   Board Recommendation; Company Action; Requisite Vote of the Company’s Stockholders.

(a)        The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on January 18, 2007 and as of the date of this Agreement not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of the Company and the Company Stockholders; (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby; (iii) directed that this Agreement be submitted for consideration by the Company Stockholders and recommended that the Company Stockholders adopt this Agreement (provided that any change in or modification or rescission of such recommendation by the Board of Directors of the Company in accordance with Section 6.8 shall not be a breach of the representation in this clause (iii)). The Board of Directors of the Company has received from BMO Capital Markets Corp. an opinion to the effect that, as of the date of the opinion, the Merger Consideration to be received in the Merger by holders of Company Capital Stock is fair to such holders from a financial point of view.

(b)        The affirmative vote of the holders of a majority of the outstanding Company Common Stock as of the record date (the “Required Company Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary to approve the Merger.

3.12   Taxes.   Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a)        Each of the Company and each Company Subsidiary has filed all material federal, state, local and other Tax Returns required to be filed by it through the date hereof in the manner prescribed by Applicable Law and all such Tax Returns were complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary have made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Most Recent Form 10-KSB are sufficient as of their respective dates to cover all Taxes accruing through such date. The Company and the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Except as would not reasonably be expected to have a Company Material Adverse Effect, all hedging transactions entered into by the Company or any of the Company Subsidiaries have been properly identified for U.S. federal income tax purposes. The Company has made available to Parent correct and complete copies of all material Tax Returns, and examination reports of any Governmental Authority and statements of deficiencies assessed by any Governmental Authority against or agreed to by the Company and by any of the Company Subsidiaries since January 1, 2003.

(b)        As of the date of this Agreement, no material federal, state, local or foreign audits or other administrative proceedings or court proceedings are currently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority, and, to the Knowledge of the Company, no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, would reasonably be expected to result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any of the Company Subsidiaries has received or requested any ruling of a Governmental Authority relating to Taxes or entered into any material written or legally binding agreement with a Governmental Authority relating to Taxes. There are no Liens for Taxes upon any of the properties or assets of the Company and the Company Subsidiaries except in each case for Permitted Liens.

(c)        Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements or waivers of statutes of limitations providing for extensions of time with respect to the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b). Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement that will not be terminated on or before the Closing Date.

(d)        Neither the Company nor any Company Subsidiary is a party to any Contract that would give rise to the payment of any amount of employee compensation that would fail to be deductible by reason of Section 280G of the Code or that would be subject to the excise tax under Section 4999 of the Code, or, to the Knowledge of the Company, that would not fail to be deductible by reason of Sections 162(a)(1), 162(m) or 162(n) of the Code.

(e)        Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). To the Knowledge of the Company, neither the Company nor any Company Subsidiary has been notified in writing that it will be required to incur any material liability for Taxes of any Person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a Taxing authority with respect to such other Person as a transferee or successor, by Contract or otherwise.

(f)         None of the assets of the Company or any Company Subsidiary constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of such assets is subject to a lease, safe harbor lease or other arrangement as a result of which the Company or any of the Company Subsidiaries is not treated as the owner for U.S. federal income tax purposes.

(g)        In the past five years, neither the Company nor any of the Company Subsidiaries has been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code or has been distributed as a corporation (or been distributed) in a transaction that is reported to qualify under Section 355 of the Code.

(h)        Neither the Company nor any of the Company Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries and the Company has no Knowledge that the IRS has proposed any such adjustment or change in accounting method.

3.13   Environmental Matters.   Except as disclosed in the Company’s Phase I and Phase II Reports listed on Section 3.13 of the Company Disclosure Schedule:

(a)        The Company and the Company Subsidiaries have conducted their businesses and operated their assets, and are conducting their businesses and operating their assets, in material compliance with all Environmental Laws. Other than Oil and Gas Interests, the condition of all facilities and properties currently or formerly owned, leased or operated are, or were at the time owned, leased or operated, in material compliance with all Environmental Laws. To the Knowledge of the Company, all Oil and Gas Interests in which the Company holds, or held, an interest are, or were at the time the interest was held, in material compliance with Environmental Laws.

(b)        The Company and the Company Subsidiaries are, and have been, in possession of all Environmental Permits required for their operations, and are, and have been, in compliance with all of the requirements and limitations included in or applicable to such Environmental Permits. The Company and the Company Subsidiaries have timely filed applications for the renewal of such Environmental Permits as may be necessary. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to lead to the suspension, cancellation, or revocation of any existing Environmental Permit or the denial of applications for the renewal of any such Environmental Permits on terms less favorable than what are currently in effect. There are no pending administrative, judicial or alternative dispute resolution proceedings related to any Environmental Permits.

(c)        The Company has not been notified by any Governmental Authority or other Person that any of the operations or assets of the Company or the Company Subsidiaries or any Oil and Gas Interest is the subject of any investigation or inquiry by any Governmental Authority or other Person regarding (i) the violation of or liability under any Environmental Law; (ii) the evaluation of whether any material remedial action is required pursuant to Environmental Law to respond to a release or threatened release of any Hazardous Material; (iii) the storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material in violation of any Environmental Law. The Company has received no written notice, request for survey or other communication from the Railroad Commission of Texas, the Environmental Protection Agency or any Governmental Authority regarding Naturally Occurring Radioactive Material (“NORM”), with respect to the Oil and Gas Interests. To the Company’s Knowledge, there has been no survey or test conducted to determine the levels of NORM on the Oil and Gas Interests.

(d)        The Company has not received any claim, complaint, notice, inquiry or request for information involving any administrative, judicial or alternative dispute resolution proceeding which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities, Oil and Gas Interests or properties (including off site storage or disposal of any Hazardous Material from such facilities or properties) currently owned, leased or operated by the Company or the Company Subsidiaries or formerly owned, leased or operated by the Company or the Company Subsidiaries or in which an interest is held by the Company or a Company Subsidiary.

(e)        To the Company’s Knowledge, no property or Oil and Gas Interest now or previously owned, leased, operated or in which an interest is or was held by the Company, or to which the Company transported, or arranged for the transportation of, any Hazardous Material is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup.

(f)         There is no presence of Hazardous Substances existing on any property owned or leased by the Company or the Company Subsidiaries resulting from the Company’s or the Company Subsidiaries’ operations or activities, past or present, at any location that give rise to any on-site or-off site remedial obligations under any applicable Environmental Laws, other than normal and ordinary remedial work associated with plugging and abandoning of oil and gas facilities.

(g)        Other than Oil and Gas Interests, there are no sites, locations or operations at which Company or the Company Subsidiaries are currently undertaking, or have completed, any remedial or response actions under the oversight of a Governmental Authority relating to any disposal or release of Hazardous Materials. To the Knowledge of the Company, there are no Oil and Gas Interests at which any remedial or response actions under the oversight of a Governmental Authority relating to any disposal or release of Hazardous Materials is currently being undertaken or has been completed.

(h)        All underground storage tanks and solid waste disposal facilities owned or operated by Company or the Company Subsidiaries are used and operated in material compliance with Environmental Laws.

(i)         None of the Company or the Company Subsidiaries have contractually assumed any Liabilities under any Environmental Law.

(j)         Neither this Agreement nor the consummation of the transaction contemplated hereby will result in any obligations for site investigation or cleanup, or for notification to, or consent of, Governmental Authorities or third parties, pursuant to any “transaction triggered” or “responsible party transfer” Environmental Law.

3.14   Compliance with Laws.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all Applicable Laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries. All Permits required under such Applicable Laws, rules and regulations are in full force and effect and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all Permits, except where the failure to be obtained, to be in full force and effect or in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.14 of the Company Disclosure Schedule, no notice has been received and, after due inquiry of management, no investigation or review is pending or, to the Knowledge of the Company, threatened by any Governmental Authority with regard to (i) any alleged violation by the Company or any of the Company Subsidiaries of any law, rule, regulation, ordinance, Permit, judgment, order or decree or (ii) any alleged failure to have or any violation of any

Permit, which violation or failure would reasonably be expected to have a Company Material Adverse Effect. This Section 3.14 does not relate to matters with respect to (i) Company Employee Benefit Plans, ERISA and other employee benefit matters (which are the subject of Section 3.10), (ii) Tax Laws and other Tax matters (which are the subject of Section 3.12), and (iii) Environmental Laws and other environmental matters (which are the subject of Section 3.13).

3.15   Employment Matters.   Neither the Company nor any of the Company Subsidiaries has employees who are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract currently being negotiated. Neither the Company nor any Company Subsidiary (a) is a party to, or bound by, any consent decree with any Governmental Authority relating to employees or employment practices or (b) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date hereof, is there pending or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, lockout or activities or efforts of any labor union or organization (or representatives thereof) to organize any of its employees involving the Company or any of the Company Subsidiaries. Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of each written employment agreement (including severance agreements) to which the Company or any of the Company Subsidiaries is a party .

3.16   Reserve Reports.   The reserve information of the Company and the Company Subsidiaries contained in the reserve reports dated as of October 1, 2006 is derived from reserve reports prepared by H. J. Gruy and Associates, Inc. and DeGolyer and MacNaughton and the reserve information of the Company and the Company Subsidiaries contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 is derived from reserve reports prepared by H. J. Gruy and Associates, Inc. and WZI, Inc. (collectively, the “Reserve Reports”). The factual, non-interpretive data on which the Company’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of the Company and the Company Subsidiaries were based in connection with the preparation by the Company of the proved oil and gas reserve reports concerning the Oil and Gas Interests of the Company and the Company Subsidiaries as of December 31, 2005 were (at the time included in, or as modified or amended prior to the issuance of, the Reserve Report) accurate in all material respects. The estimates of proved oil and gas reserves used by the Company and the present value of any future net cash flows therefrom in the Reserve Report are in accordance with the definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no material change with respect to the matters addressed in the Reserve Reports.

3.17   Hedging.   The Company SEC Reports accurately summarize the outstanding Hydrocarbon and financial Hedging positions attributable to the production of the Company and the Company Subsidiaries as of the dates reflected therein, and there have been no changes since the date thereof, except for changes in financial Hedging positions occurring in the ordinary course of business. For purposes of this Agreement, a “Hedge” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or transportation arrangements related to such transactions.

3.18   Insurance.   The Company maintains insurance for its benefit in coverages and amounts considered to be customary and adequate in the oil and gas industry. The Company has complied in all material respects with the provisions in any current policy maintained for its benefit, and all such insurance is in full force and effect. The Company has not received, nor is there any Company Knowledge of, any notice of cancellation or non-renewal of any such insurance policy. The Company has not failed to give any notice or present any claim for more than $50,000 under any of the policies for the benefit of the Company in due and timely fashion. The Company has not been refused any insurance with respect to its assets, properties or businesses, nor has any such coverage been materially limited by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the past three years. Other than as described on Section 3.18 of the Company Disclosure Schedule, no further payments of premiums will be due following the Closing by the Company with respect to insurance coverages prior to the Closing. Neither this Agreement nor any of the transactions contemplated by this Agreement to occur at the Closing will adversely affect the Company’s coverage under the terms of the insurance policies with respect to periods prior to the Closing.

3.19   Material Contracts.   Except for this Agreement, as of the date hereof, none of the Company nor any of the Company Subsidiaries is a party to or bound by any “material contract” (as defined in item 601(b)(10) of Regulation S-K promulgated by the SEC) that is not filed as an exhibit to a Company SEC Report. The Company has listed in Section 3.19 of the Company Disclosure Schedule all Material Contracts (true and correct copies of each such document have been previously delivered or made available to Parent). Neither the Company nor any Company Subsidiary is in material breach or default under any Material Contract to which the Company or a Company Subsidiary is a party nor, to the Knowledge of the Company, is any other party to any such contract in material breach or default thereunder. Each Material Contract to which the Company or a Company Subsidiary is a party is in full force and effect and is valid and enforceable by the Company or a Company Subsidiary, as the case may be, in accordance with its terms.

3.20   Section 78.378 to Section 78.344 of the NRS; No Rights Agreement.   Prior to the date of this Agreement, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to (a) the provisions of Section 78.378 to Section 78.344 of the NRS and (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement and the Voting Agreements, (ii) the Merger and (iii) the transactions contemplated by this Agreement and the Voting Agreements. The Company does not have any stockholders or shareholder rights agreement or any similar type of anti-takeover agreement.

3.21   Transactions with Related Parties.   Except as set forth in Section 3.21 of the Company Disclosure Schedule or otherwise disclosed in the Company SEC Reports, no director, executive officer or any person who beneficially owns 5% or more of the issued and outstanding Company Common Stock is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries or has engaged in a transaction with any of the foregoing within the last 12 months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22   Agents.   Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect (other than such of the Company’s and the Company Subsidiaries’ directors, officers and employees to whom the Company or the Company Subsidiaries has given the authority to act for the Company or the Company Subsidiaries in the ordinary course of its business) or shall continue after the Closing Date.

3.23   Commission Contracts.   Except as set forth in Section 3.23 of the Company Disclosure Schedule and except for any fees payable to Ferris, Baker Watts Incorporated (“Company Financial Advisor”) upon consummation of the transactions contemplated by this Agreement, the Company does not employ or have any relationship with any individual, corporation, partnership, or other entity whose compensation from the Company is in whole or in part determined on a commission basis and for which the Company shall have any liability from and after the Closing and neither the Company nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with any of the transactions contemplated hereby.

3.24   Owned Real Property.   Other than the Oil and Gas Interests, Section 3.24 of the Company Disclosure Schedule contains a complete and correct list of all real property owned by the Company and the Company Subsidiaries. No covenants, easements, rights-of-way, or regulations of record impair in any material respect the uses of such real properties for the purposes for which they are now operated. The Company has provided to Parent true and complete copies of all surveys, appraisals and title insurance policies relating to these real properties.

3.25   Leased Real Property.   Other than the Oil and Gas Interests, Section 3.25 of the Company Disclosure Schedule contains a complete and correct list of all real property leases and any and all amendments thereto relating to the leased real property to which the Company and the Company Subsidiaries are a party or are bound (the “Real Property Leases”). The Company has provided to Parent correct and complete copies of the Real Property Leases. Except as disclosed in Section 3.25 of the Company Disclosure Schedule, (i) each of the Real Property Leases is in full force and effect, and, to the Company’s Knowledge, is enforceable against the landlord which is party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies), (ii) there are no subleases under the Real Property Leases and none of the Real Property Leases has been assigned (other than collateral assignments pursuant to the Bank Credit Agreement), (iii) no notices of default or notices of termination have been received by the Company with respect to the Real Property Leases which have not been withdrawn or cancelled and (iv) the Company and the Company Subsidiaries are not, and to the Company’s Knowledge, no other party is, in default under any Real Property Lease. There is no Company Knowledge of, nor has there been receipt of any written notice of, a proceeding in eminent domain or other similar proceeding affecting property listed on Section 3.25 of the Company Disclosure Schedule.

3.26   Title.   Each of the Company and the Company Subsidiaries has Defensible Title to all of its respective Oil and Gas Interests.

3.27   Oil and Gas Interests.   The Leases comprising the Oil and Gas Interests are in full force and effect, and all proceeds from the sale of the Company’s and the Company Subsidiaries’ share of the Hydrocarbons being produced from its Oil and Gas Interests are currently being paid in full to the Company or the Company Subsidiaries by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party, except as set forth in Section 3.27 of the Company Disclosure Schedule.

3.28   Planned Future Commitments.   Except for obligations incurred in the normal and ordinary course of operating the Company’s business, Section 3.28 of the Company Disclosure Schedule sets forth the Company’s and the Company Subsidiaries’ obligations to drill additional wells or conduct other material development operations.

3.29   Production Data.   Subject to such adjustments as are ordinary and customary in oil and gas industry, to the Company’s Knowledge, the production and other data furnished by the Company to Parent in its review of the Oil and Gas Interests, and any supplements thereto, is substantially complete and correct, in all material respects, as of the reference dates of such production and other data, except that no representation or warranty is made as to interpretive data included therein.

3.30   Rights to Production.   Except as set forth in Section 3.30 of the Company Disclosure Schedule, no person has any call upon, option to purchase, or similar rights with respect to any portion of the production from the Leases from and after the Closing Date.

3.31   Well Abandonment.   Except for any wells identified in Section 3.31 of the Company Disclosure Schedule, to the Company’s Knowledge no wells are located on the Oil and Gas Interests which are shut-in or incapable of producing for which the Company or the Company Subsidiaries have or will have any liability to plug and abandon or have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Oil and Gas Interests.

3.32   Gas or Pipeline Imbalances.   To the Company’s Knowledge, there are no wellhead or pipeline imbalances attributable to the Oil and Gas Interests.

3.33   Wells.   To the Company’s Knowledge (i) all of the Wells in which the Company has an Oil and Gas Interest have been drilled and completed within the boundaries of such property or within the limits otherwise permitted by contract, pooling or unit agreement, and Applicable Law, and all drilling and completion of the wells included in each property and all development and operations on such property have been conducted in compliance with all Applicable Law, ordinances, rules, regulations and Permits, and judgments, orders and decrees of any Governmental Authority and (ii) no well included on any property is subject to penalties on allowables after the date hereof because of any overproduction or any other violation of Applicable Law, rules, regulations or Permits or judgments, orders or decrees of any Governmental Authority which would prevent such well from being entitled to its full legal and regular allowable from and after the date hereof as prescribed by any Governmental Authority.

3.34   Change of Control.   Section 3.34 of the Company Disclosure Schedule   sets forth (i) all Contracts with the Company or any of the Company Subsidiaries, including but not limited to, severance plans, bonus plans, employment agreements, or any other plan, agreement or arrangement with any Person, pursuant to which any compensation, remuneration or other amounts is due or would become payable, in whole or in part, directly as a result of the consummation of any of the transactions contemplated by this Agreement, (ii) the amount of any compensation, remuneration or other amounts which are or may be due or payable by the Company or any of the Company Subsidiaries as a result of the transactions contemplated by this Agreement under such Contracts (including any such compensation, remuneration or other amounts which are or may be due or payable by the Company or any of the Company Subsidiaries assuming that each employee of the Company that is a party to a Contract is terminated without cause immediately following the consummation of the transactions contemplated by this Agreement), (iii) all Preference Rights applicable to the transactions contemplated by this Agreement and (iv) all Transfer Requirements applicable to the transactions contemplated by this Agreement.

3.35   Business.   During the period from December 31, 2003 to the date of this Agreement, the Company has not engaged in any business other than the oil and gas exploration and production business and businesses related thereto, including but not limited to the investment in and ownership of equity interests in such businesses.

3.36   Books and Records.   The books of account and other financial records of the Company and the Company Subsidiaries are accurate, correct and complete in all material respects. The minute books of each of the Company and the Company Subsidiaries contain accurate, correct and complete records of the respective charters (as amended or restated) and By-laws (as amended or restated) and accurately reflect all corporate action of the stockholders and the Board of Directors of such Company or Company Subsidiary.

3.37   Full Disclosure.   No representation or warranty made by the Company in this agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any such representation or warranty, in light of the circumstances in which it was made, not misleading. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

4.1   Organization.   Parent and each of the Subsidiaries of Parent (including Merger Sub) (each such Subsidiary of Parent, a “Parent Subsidiary”) is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. Parent and each of the Parent Subsidiaries is duly qualified and/or licensed and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary. The copies of the certificate of incorporation and bylaws of Parent provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

4.2   Merger Sub.   Merger Sub is an indirect wholly-owned Subsidiary of Parent and, since the date of its incorporation, has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

4.3   Authorization; No Conflict.

(a)        Each of Parent and Merger Sub has the requisite power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)        The Board of Directors of Parent has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on January 18, 2007 and not subsequently rescinded or modified in any way, unanimously (i) approved this Agreement and the Merger and (ii) determined that this Agreement and Merger are in the best interest of Parent’s stockholders. No vote of the holders of Parent’s ordinary shares or other securities of Parent is necessary to approve the Merger.

(c)        Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or any of the Parent Subsidiaries; (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of the terms, conditions or provisions of, or result in the creation or imposition of any Lien upon any property or asset of Parent or Merger Sub under any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound; or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law, rule or regulation applicable to Parent or any of the Company Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means a material adverse effect that prevents or materially impedes or delays the ability of the Company to perform in all material respects its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(d)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) compliance with the NRS, with respect to the filing of the Articles of Merger, (ii) compliance with the Exon-Florio Amendment; (iii) the filing with the SEC of the Proxy Statement and such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (iv) Customary Post-Closing Consents, except where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4   Information Supplied.   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation of warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement.

4.5   Broker’s or Finder’s Fees.   Except for Rothschilds and Evolution Beeson Gregory (the “Parent Financial Advisor”), neither the Parent nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with any of the transactions contemplated hereby.

4.6   Financing.   Parent will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the securityholders of the Company under Article II.

4.7   Ownership of Company Common Stock.   As of the date of this Agreement, neither Parent nor Merger Sub beneficially owns any Company Common Stock.

4.8   Litigation.   There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub, that may call into question the validity or hinder the enforceability or prompt performance of this Agreement.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1   Conduct of Business by the Company Pending the Merger.   The Company covenants and agrees that, prior to the Effective Time, unless Parent otherwise consents in writing or except as permitted or required pursuant to this Agreement:

(a)        The businesses of the Company and the Company Subsidiaries shall, in all material respects, be conducted in the ordinary course of business, and the Company and the Company Subsidiaries shall use their best efforts to preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, distributors, customers and others having business relationships with them, in each case in the ordinary course of business, and to keep available the services of their current key officers and employees. The Company shall, and shall cause the Company Subsidiaries to, (a) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices, (b) comply in all material respects with all laws, ordinances and regulations of Governmental Authorities applicable to the Company and the Company Subsidiaries, (c) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, (d) materially comply with the interim budget provided to Parent as of December 11, 2006, provided, however, that the Company and the Company Subsidiaries may re-allocate capital expenditures provided for in the interim budget to other exploration and production projects in the ordinary course of business, and (e) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound; and

(b)        Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Schedule or as contemplated by this Agreement, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following prior to Closing, without the prior written consent of Parent:

           (i)  not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business;

          (ii)  other than sales of Hydrocarbons in the ordinary course of business, not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any portion of its assets, except in the ordinary course consistent with past practice and as to which the aggregate value does not exceed $100,000;

        (iii)  other than as set forth in Section 5.1 of the Company Disclosure Schedule, not enter into any of the transactions or permit to occur any of the occurrences described in Section 3.7;

         (iv)  amend its articles of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

          (v)  declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock;

         (vi)  purchase, redeem or otherwise acquire any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of restricted stock or forfeiture of shares due to termination of employment;

        (vii)  split, combine or reclassify any outstanding shares of its capital stock;

      (viii)  except for the Company Common Stock issuable upon the exercise of Options and Warrants outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement), issue, sell or dispose of any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into any shares of, its capital stock of any class, or any other securities with respect to any class of its capital stock outstanding on the date hereof;

         (ix)  incur any indebtedness for borrowed money, except indebtedness incurred in the ordinary course of business and letters of credit required under the Company’s hedging agreements in order to satisfy margin requirements;

          (x)  create or assume any material Lien on any material asset;

         (xi)  authorize or recommend any material change in its capitalization;

        (xii)  except in connection with the routine promotions of employees or to the extent required in a written Contract (including any Company Employee Benefit Plan) in existence as of the date hereof, (A) grant or increase any severance or termination pay to any director, executive officer or employee of the Company or any Company Subsidiary; (B) increase the benefits payable under any existing severance or termination pay policies or employment agreements; (C) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary; (D) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan; or (E) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(c) (without regard to whether the transactions contemplated by this Agreement are consummated), except to the extent required in a written Contract in existence as of the date hereof;

      (xiii)  execute or amend (other than as required by existing employee benefit plans or employment agreements or by Applicable Law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees;

       (xiv)  except in the ordinary course of business and to the extent such action will be binding on the Company, any of the Company Subsidiaries or Parent after the Closing Date: (A) make any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or Applicable Law; (B) make or rescind any material Tax election or file any material amended Tax return; (C) make any material change to its method or reporting income, deductions or other Tax items for Tax purposes; or (D) settle or compromise any Tax liability;

        (xv)  waive any provisions of any standstill agreements that the Company or the Company Subsidiaries have entered into with any third parties;

       (xvi)  except with prior consultation with Parent and consistent with the Company’s Hedging transactions over the 3 months preceding the date hereof, enter into or modify any Hedging transactions, provided the Company shall not enter into or modify any Hedging transactions that result in over 75% of the Company’s proved developed reserves being hedged;

      (xvii)  settle any material lawsuits;

    (xviii)  adopt a plan of complete or partial liquidation, dissolution, or reorganization;

       (xix)  take or agree in writing to take any of the actions precluded by Sections 5.1(a) or (b);

        (xx)  except as set forth in Section 5.1 of the Company Disclosure Schedule, not make any loans, advances or capital contributions to any Person other than the Company or the Company Subsidiaries, or purchase any equity interest in any other Person; or

       (xxi)  non-consent or agree to non-consent with respect to any Oil and Gas Interests.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1   Preparation of Proxy Statement; Stockholders Meeting.

(a)        The Company shall, as soon as reasonably practicable following the date hereof, prepare and file with the SEC a Proxy Statement in preliminary form. Parent and Merger Sub shall furnish to the Company the information relating to Parent and Merger Sub required by the Exchange Act to be set forth in the Proxy Statement, and Parent and its legal counsel shall be given the opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC. The Company agrees to use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company Stockholders as soon as reasonably practicable following the filing thereof in definitive form with the SEC. The Company will advise Parent after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto in writing and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Stockholders.

(b)        The Company shall, as soon as reasonably practicable after the date hereof, and in accordance with the Company’s articles of incorporation, bylaws and Applicable Law, establish a record date for, duly call and give notice of a meeting of the Company Stockholders (the “Company Stockholders Meeting”) for the purpose of considering and taking action with respect to this Agreement and the Merger. Provided that the Board of Directors of the Company has not withdrawn its recommendation of this Agreement, the Merger and the other transactions contemplated hereby pursuant to Section 6.7, the Company shall convene and hold the Company Stockholders Meeting for the purpose of seeking the Required Company Stockholder Vote. The Board of Directors of the Company shall declare that this Agreement and the Merger are advisable and in the best interests of the Company and recommend that the Merger and this Agreement be approved by the Company Stockholders; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation pursuant to Section 6.7.

6.2   Consents and Approvals.

(a)        The Company and Parent shall promptly give voluntary notice to CFIUS under the Exon-Florio Amendment of the transactions contemplated by this Agreement, and, in connection therewith, provide CFIUS with such information concerning the transactions contemplated by this Agreement as is reasonably necessary or desirable.

(b)        Subject to the requirements of applicable antitrust laws, the Company, Parent and Merger Sub shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain all necessary Permits of all Governmental Authorities and (iv) use all commercially reasonable efforts to obtain all necessary Permits of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, franchise, Permit, concession, contract, lease or other instrument to which the Company, Merger Sub, Parent or any of their respective Subsidiaries is a party or by which any of them is bound. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing (including the Proxy Statement) made in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Permits of all third parties and Governmental Authorities.

(c)        The parties hereto agree not to enter into any agreement with a Governmental Authority to delay or not to consummate the Merger and the other Transactions, except with the prior written consent of the other parties hereto. Each of Parent and the Company will (i) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to Applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments; (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority with respect to any filing, investigation or inquiry concerning this Agreement, the Merger or the other Transactions unless it uses commercially reasonable efforts to consult with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Merger and the Transactions contemplated by this Agreement. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the transactions contemplated by this Agreement as violative of any antitrust law, or if any judgment, ruling, order, writ, injunction, decree, statute, law, rule or regulation applicable to the Company that would make the Merger or the other transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated by this Agreement, each of Parent and Merger Sub shall use its best efforts, including selling, holding separate or otherwise disposing of or conducting its business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Parent and Merger Sub or their respective Subsidiaries, or after the Closing, the Company or the Company Subsidiaries, or the conducting of its business in a specified manner, to contest and resist any such action or proceeding and shall use its commercially reasonable efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Merger and the other transactions contemplated by this Agreement.

6.3   Public Statements.   The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Applicable Law or any listing agreement with a national securities exchange or trading market.

6.4   Further Assurances.   Subject to the requirements of applicable antitrust laws and upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Merger Sub agrees to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable following the date hereof, including (a) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Merger and the other transactions contemplated by this Agreement; (b) the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority; (c) the obtaining of all necessary consents from third parties; (d) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or the other transactions contemplated by this Agreement; and (e) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

6.5   Notification of Certain Matters.   The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly notifying the others in writing of (a) written notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any Governmental Authority with respect to the transactions contemplated by this Agreement, (b) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (c) any event or occurrence that has a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, (d) any material claims, actions, proceedings or governmental investigations commenced or, to its Knowledge, threatened, involving or affecting the Company or any of the Company Subsidiaries or any of their property or assets, (e) the occurrence, or failure to occur, of any event which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, (f) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect (without considering any “materiality” qualifiers set forth herein), and (g) any failure of the Company or Parent, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.6   Access to Information; Confidentiality.   The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, counsel, accountants, representatives and agents of the Company and the Company Subsidiaries, to afford the officers, employees, agents, outside financing sources, counsel, accountants and representatives of Parent, at Parent’s sole cost and risk, reasonable access during normal business hours from the date hereof through the Effective Time to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall during such period furnish Parent and Merger Sub all financial, operating and other data and information as Parent, through its officers, employees or agents, may reasonably request. All information exchanged pursuant to this Section 6.6 shall be subject to the provisions of the Mutual Non-Disclosure Agreement dated October 11, 2006, as amended, between Parent and the Company (the “Confidentiality Agreement”).

6.7   No Solicitation.

(a)        From the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Section 8.1, the Company shall not, and the Company shall cause its Company Subsidiaries and its and their respective officers, directors, investment bankers, attorneys and other advisors and representatives retained by the Company not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate the submission of, any Alternative Transaction Proposal; (ii) except as permitted by this Section 6.7, approve or recommend any Alternative Transaction Proposal; (iii) except as permitted by this Section 6.7, enter into any Contract, agreement-in-principle or letter of intent with respect to, or accept any, Alternative Transaction Proposal; or (iv) except as permitted by this Section 6.7, participate or engage in discussions or negotiations regarding, or furnish to any Person other than Parent any information with respect to, or knowingly take any action that is intended or designed to facilitate any inquiries or the making of any proposal that constitutes an Alternative Transaction Proposal by anyone other than Parent; provided, however, that: (A) nothing contained in this Section 6.7 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or from making any similar disclosure if, in the good faith judgment of the Board of Directors of the Company based upon consultation with legal counsel, failure so to disclose would violate its obligations under Applicable Law; and (B) if, prior to the Effective Time, the Company receives an unsolicited written Alternative Transaction Proposal from a third party that the Board of Directors of the Company determines is, or is reasonably likely to result in, a Superior Proposal, the Company and its representatives may conduct such additional discussions (including solicitation of a revised Alternative Transaction Proposal) and provide such information with respect to the Company and the Company Subsidiaries to the Person or group making such Alternative Transaction Proposal, as the Board of Directors of the Company shall determine provided that (1) such Person or group enters into a confidentiality agreement with terms no more favorable to the Person or group making the Alternative Transaction Proposal than those applicable to Parent under the Confidentiality Agreement, (2) neither the Company nor any officers, directors, investment bankers, attorneys and other advisors and representatives retained by and acting upon the authority of the Company has violated any of the restrictions set forth in this Section 6.7, (3) prior to furnishing any such information to, or entering into discussions or negotiations with, such Person or group, the Company gives Parent written notice of the identity of such Person or group, the material terms and conditions of such Alternative Transaction Proposal and of the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person or group and (4) contemporaneously with or promptly, but in no event more than 24 hours, following furnishing any such information to such Person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent) (such an Alternative Transaction Proposal in compliance with the foregoing proviso, referred to herein as a (“Qualified Transaction Proposal”)). In addition to the foregoing obligations of the Company, as promptly as practicable, and in any event within 48 hours after any of the executive officers of the Company becomes aware thereof, the Company shall advise Parent of any request received by the Company for information which the Company reasonably believes could lead to a Qualified Transaction Proposal, the material terms and conditions of such request or a Qualified Transaction Proposal, and the identity of the Person or group making any such request or Qualified Transaction Proposal. The Company shall keep Parent informed promptly of material amendments or modifications to any such request or Qualified Transaction Proposal, and shall promptly provide to Parent a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Qualified Transaction Proposal, request or inquiry.

(b)        Notwithstanding any other provision of this Agreement, at any time prior to the Effective Time, the Board of Directors of the Company (or any applicable committee thereof) may (i) recommend, or publicly propose to recommend, any Qualified Transaction Proposal (any of the events in the foregoing clause being a “Change of Company Recommendation”), or (ii) allow the Company to enter into a binding written agreement concerninga transaction that the Board of Directors of the Company determines in good faith (after consultation with legal counsel and its financial advisor) constitutes, or would reasonably be expected to result in, a Superior Proposal if in the case of any of the foregoing clauses (i) or (ii), the Board of Directors of the Company (or any applicable committee thereof) determines in its good faith judgment (after consultation with legal counsel) that failure to do so would violate its fiduciary duties under Applicable Law, it being understood that neither (i) disclosure of any Alternative Transaction that is not being recommended by the Board of Directors of the Company nor (ii) disclosure of any facts or circumstances, together with a statement that the Board of Directors of the Company continues to recommend approval and adoption of this Agreement and the Merger, shall be considered to be a Change of Company Recommendation. Any action in compliance with the terms of this Section 6.7(b) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

(c)        Notwithstanding any other provision of this Agreement, if the Board of Directors of the Company determines in good faith that a Qualified Transaction Proposal is a Superior Proposal in conformity with Section 6.7, the Board of Directors may terminate this Agreement pursuant to Section 8.1(f) provided that (i) the Company provides at least three Business Days prior written notice to Parent of its intention to terminate this Agreement, (ii) during such three Business Day period (or longer period if extended by the Parent and the Company, the “Negotiation Period”), the Company agrees to negotiate in good faith with Parent regarding such changes the Parent may propose to the terms of this Agreement, with the intent of enabling Parent to make a modification of this Agreement so that the transactions contemplated hereby may be consummated, (iii) after expiration of the Negotiation Period, the Qualified Transaction Proposal remains a Superior Proposal (taking into account any modifications to the terms thereof proposed by the Parent) and the Board of Directors confirms its determination (after consultation with its independent financial advisor) that the Qualified Transaction Proposal is a Superior Proposal, and (iv) the Company pays to Parent the Termination Fee in accordance with Section 8.3.

(d)        The Company shall, and shall cause the Company Subsidiaries, directors, officers, stockholders, employees, Affiliates and representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.7 by the Company or any of its respective Subsidiaries, directors, officers, stockholders, employees, Affiliates and representatives shall be deemed to be a breach of this Section 6.7 by the Company.

6.8   Indemnification of Company Directors and Officers; Insurance.

(a)   Indemnification and Advancement.   From and after the Effective Time, Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each person who served as a director or officer of the Company or the Company Subsidiaries prior to the Effective Time (collectively, the “Company Indemnified Parties”) to the fullest extent authorized or permitted by Nevada law, as now or hereafter in effect, in connection with any Claim (as defined below) and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the Company Indemnified Parties, to the fullest extent authorized or permitted by Nevada law, as now or hereafter in effect, any Expenses (as defined below) incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Company Indemnified Party of any Expenses incurred by such Company Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement. The indemnification and advancement obligations of Parent and Merger Sub pursuant to this Section 6.8 shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the Company or any Company Subsidiary prior to the Effective Time, and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.8, (1) the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company or any governmental agency or any other party, that any Company Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, as a result of or in connection with such Company Indemnified Party’s service as a director, officer, trustee, employee, agent or fiduciary of the Company or any of the Company Subsidiaries, or any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time; and (2) the term “Expenses” means attorneys’ fees and all other costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.8, including any action relating to a claim for indemnification or advancement brought by a Company Indemnified Party.

(b)   Articles of Incorporation, Bylaws and Indemnification Agreements.   In furtherance and not in limitation of Section 6.8(a), from and after the Effective Time, each of Parent and Merger

Sub shall, and Parent shall cause the Surviving Corporation to: (i) include and cause to be maintained in Merger Sub’s (or any successor’s) Articles of Incorporation and Bylaws for a period of at least six years from and after the Effective Time, provisions regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Company’s Articles of Incorporation and Bylaws, in each case as in effect on the date of this Agreement; and (ii) otherwise keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of the Company Subsidiaries and any Company Indemnified Party providing for the indemnification of such Company Indemnified Party.

(c)   Insurance.   For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company and, if applicable, any Company Subsidiary, including with respect to Claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to former officers and directors of the Company and the Company Subsidiaries; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 150% of the per annum premium rate paid by the Company and the Company Subsidiaries as of the date hereof for such policies, then Parent shall be required to provide only such coverage as will then be available at an annual premium equal to 150% of such rate. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if Parent obtains prepaid policies prior to the Effective Time for purposes of this Section 6.8(c), which policies provide such directors and officers with coverage for an aggregate period of six years after the Effective Time, including with respect to acts or omissions occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and consummation of the transactions contemplated hereby). If such prepaid policies have been obtained prior to the Effective Time, each of Parent and Merger Sub shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their duration.

(d)   Successors.   If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merge with or into any other Person and is not to be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.8.

(e)   Enforceability.   The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations of Parent under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Party under this Section 6.8 without prior written consent of such affected Company Indemnified Party.

(f)   Expenses.   Parent shall promptly pay (as incurred) all Expenses that a Company Indemnified Party may incur in enforcing the indemnity, advancement and other obligations set forth in this Section 6.8.

(g)   Burden of Proof.   In connection with any determination as to whether the Company Indemnified Parties are entitled to the benefits of this Section 6.8, the burden of proof shall be on the Parent and the Surviving Corporation to establish that a Company Indemnified Person is not so entitled.

(h)   Survival.   This Section 6.8 shall survive the consummation of the Merger; is intended to benefit each Company Indemnified Person; shall be binding on all successors and assigns of the Surviving Corporation and Parent; and shall be enforceable by the Company Indemnified Persons.

6.9   State Takeover Laws.   Without limiting the generality of Section 6.4, if any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation, applies or purports to apply to this Agreement and the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall (a) take all commercially reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate the effects of such takeover statute, law or regulation.

6.10   Employment Matters.   The Company covenants and agrees that it shall give notice pursuant to each Employment Agreement by and between the Company and an executive officer of the Company (together, the “Employment Agreements”) at least 30 days prior to June 1, 2007 that such Employment Agreements will not be renewed. Furthermore, the Company covenants and agrees that it will use its commercially reasonable efforts to enter into new employment agreements with each such executive officer to be effective as of June 1, 2007, subject to and in a form approved in writing by Parent in its sole discretion.

ARTICLE VII
CONDITIONS

7.1   Conditions to Each Party’s Obligation To Effect the Merger.   The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver at or prior to the Closing of each of the following conditions:

(a)   Stockholder Approval.   This Agreement shall have been approved by the Required Company Stockholder Vote.

(b)   Exon-Florio.   Parent shall have received written notice from CFIUS of its determination pursuant to the Exon-Florio Amendment not to undertake an investigation of the transactions contemplated by this Agreement.

(c)   No Injunctions or Restraints.   No injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that prevents the consummation of the Merger or the other transactions contemplated hereby.

7.2   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver at or prior to the Closing of each of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of the Company in Article III shall be true and correct in all respects (without considering any “materiality” qualifiers set forth herein) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date), except where the failure of one or more representations or warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by the Company under this Agreement at or prior to the Closing.

(c)   Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event, condition, state of facts or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)   Dissenting Shares.   The Dissenting Shares shall not exceed 10% of the outstanding Company Common Stock.

(e)   Closing Certificate.   Parent shall have received from the Company a certificate signed by the chief executive officer of the Company as to compliance by the Company with the conditions set forth in paragraphs (a) and (b) of this Section 7.2.

7.3   Conditions to Obligation of the Company.   The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver at or prior to the Closing of each of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent in Article IV shall be true and correct in all respects (without considering any “materiality” qualifiers set forth herein) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date), except where the failure of one or more representations or warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the expected benefits to the Company and the Company Stockholders of the transactions contemplated hereby.

(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)   Closing Certificate.   The Company shall have received from Parent a certificate signed by the chief executive officer of Parent as to compliance by Parent and Merger Sub with the conditions set forth in paragraphs (a) and (b) of this Section 7.3.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1   Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been approved, if applicable, by the Required Company Stockholder Vote:

(a)        by mutual written consent of Parent, Merger Sub and the Company;

(b)        by either Parent or the Company if the Merger has not been consummated by July 19, 2007 (the “Termination Date”), unless the failure to consummate the Merger is a result of the negligence or willful failure or refusal to perform or observe in any material respect the covenants and agreements hereunder by the party seeking to terminate this Agreement;

(c)        by either Parent or the Company if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used best efforts to prevent the entry of and to remove such judgment order, decree, statute, law, ordinance, rule, regulation or other legal constraint or prohibition;

(d)        by either Parent or the Company if upon a vote at a Company Stockholders Meeting, the Required Company Stockholder Vote shall not have been obtained, unless the failure to obtain such stockholder approval is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement;

(e)        by Parent if at any time prior to the Effective Time, the Board of Directors of the Company (or any applicable committee thereof) shall have effected a Change of Company Recommendation;

(f)         by the Company if the Board of Directors of the Company determines in good faith that a Qualified Transaction Proposal is a Superior Proposal pursuant to the terms and conditions of Section 6.7.

(g)        by Parent if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2, and (ii) is incapable of being cured or has not been cured by the Company within 60 calendar days after written notice of such breach or failure to perform has been given by Parent to the Company promptly upon discovery; provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.3 shall not be satisfied;

(h)        by Parent if the Company breaches or fails to perform in any material respect any of its covenants or other agreements contained in Section 6.7; or

(i)         by the Company if Parent or Merger Sub breach or fail to perform in any material respect any of their respective representations, warranties covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3, and (ii) is incapable of being cured or has not been cured by Parent within 60 calendar days after written notice of such breach or failure to perform has been given by Parent to the Company promptly upon discovery; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(i) if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.2 shall not be satisfied.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

8.2   Effect of Termination.   Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of any party hereto, except for the provisions of (a) Section 8.3 and (b) Article IX, which shall survive such termination and except that nothing herein shall relieve any party from liability for any willful or negligent failure or refusal to perform or observe in any material respect any agreement or covenant contained herein. In addition, the provisions of the Confidentiality Agreement remain in full force and effect in accordance with its terms and shall not be affected by any termination of this Agreement.

8.3   Fees; Transaction Expenses.

(a)   Breakup Fee.

           (i)  In the event that this Agreement is terminated by (A) the Company pursuant to Section 8.1(f) or (B) Parent pursuant to Section 8.1(e) or Section 8.1(h), the Company shall promptly, but in no event later than two Business Days after such termination, pay Parent a fee equal to $5,500,000.00 (the “Breakup Fee”).

          (ii)  If this Agreement is terminated for any reason other than those set forth in (i) above (other than pursuant to Section 8.1(a) or Section 8.1(i)) and if within twelve (12) months following termination of this Agreement, any Alternative Transaction with respect to the Company is consummated or the Company enters into a Contract providing for any Alternative Transaction, then the Company shall pay the Breakup Fee to Parent concurrently with the earlier of the consummation of such Alternative Transaction or the execution of such Contract, as applicable, provided that no payment shall be made to Parent if the Agreement is terminated pursuant to Section 8.1(b) and, at the time of the termination, the only condition not satisfied was the condition set forth in Section 7.1(c).

(b)   Transaction Expenses.   All reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, and all other matters related to the consummation of the Merger, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(c)   Full Settlement.   Notwithstanding anything to the contrary contained in this Agreement, receipt by Parent of the Breakup Fee under Section 8.3(a) shall constitute full settlement of any and all liabilities of the Company for any and all damages under this Agreement with respect to a termination of this Agreement.]

ARTICLE IX
GENERAL PROVISIONS

9.1   Notices.   Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

(a)        if to Parent or Merger Sub:

Sterling Energy (North America) Limited
Mardall House
Vaughan Road
Harpenden
Herts
AL5 4HU
United Kingdom
Attention: Directors
Fax: +44 (0)1582 461221

with a copy to:

Sterling Energy, Inc.
15425 North Freeway
Suite 300
Houston 77090
Attention: President
Fax: (281) 872-9610

with a copy to:

Mayer, Brown, Rowe & Maw LLP
700 Louisiana St., Suite 3400
Houston, Texas 77002
Attention: William S. Moss III
Fax: (713) 238-4600

(b)        if to the Company:

Whittier Energy Corporation
333 Clay Street, Suite 700
Houston, Texas 77002
Attention: Daniel H. Silverman
Fax: (713) 850-1879

with a copy to:

Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Attention: Dallas Parker
Fax: (713) 654-1871

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which notice is to be given to it by giving written notice as provided above of such change of address.

9.2   Nonsurvival of Representations and Warranties.   None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms contemplates performance after the Effective Time.

9.3   Interpretation.   When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4   Governing Law; Jurisdiction.

(a)        THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND ALL DISPUTES RELATING TO OR ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE RESOLVED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS TO THE EXCLUSION OF ITS CONFLICT OF LAW RULES.

(b)        All disputes relating to this Agreement or any of the transactions contemplated by this Agreement shall be subject to the exclusive jurisdiction of the federal or state courts in Houston, Texas. Each of the parties hereto (i) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (ii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal or state courts in Houston, Texas; and (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

9.5   Counterparts; Facsimile Transmission of Signatures.   This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.

9.6   Assignment; No Third Party Beneficiaries.

(a)        This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be null and void.

(b)        Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors, legal representatives and permitted assigns, any right, remedy or claim under or with respect to this Agreement or any provision hereof, except that after the Effective Time, (i) each holder of an Option is intended to be a third party beneficiary of Section 2.8 only and may specifically enforce its terms and (ii) each Indemnified Party is intended to be a third party beneficiary of Section 6.8 and may specifically enforce its terms.

9.7   Severability.   If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

9.8   Entire Agreement.   This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits, the schedules and the Company Disclosure Schedule (collectively, the “Constituent Documents”), constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms. Each party to this Agreement agrees that (a) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the Merger, other than those expressly set forth in the Constituent Documents, and (b) such party has not relied upon any representation, warranty, covenant or agreement relating to the Merger, other than those referred to in clause (a) above.

9.9   Amendment.   This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement and the transactions contemplated hereby by action by or on behalf of the respective Boards of Directors of the parties hereto or the Company Stockholders;  provided, however, that after any such approval by the Company Stockholders, no amendment shall be made that by Nevada law requires further approval by the Company Stockholders, without the further approval of the Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.10   Extension; Waiver.   At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) subject to the proviso of Section 9.9, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

[the remainder of this page is intentionally blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

STERLING ENERGY PLC
By:	/s/ PAUL GRIGGS
Name:	Paul Griggs
Title:	Commercial Director
STERLING ONSHORE, INC.
By:	/s/ PAUL GRIGGS
Name:	Paul Griggs
Title:	Treasurer
WHITTIER ENERGY CORPORATION
By:	/s/ BRYCE W. RHODES
Name:	Bryce W. Rhodes
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of January 19, 2007 (this “Agreement”), is between Sterling Energy plc., a company incorporated in England and Wales (“Buyer”), and the other party signatory hereto (the “Stockholder”).

WHEREAS, Whittier Energy Corporation, a Nevada corporation (the “Company”), Buyer and a subsidiary to be formed by Buyer (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Buyer (the “Merger”) and each issued and outstanding share (other than Dissenting Shares) of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof the Stockholder owns of record, and has the right to vote and transfer the number of such shares of Company Common Stock set forth beside such Stockholder’s name on the signature page hereto (such shares of Company Common Stock, together with any other shares of Company Common Stock acquired by such Stockholder by purchase or otherwise from the date hereof through the termination of this Agreement, are collectively referred to herein as the “Shares”);

WHEREAS, as a condition and inducement to Buyer’s willingness to enter into the Merger Agreement, Buyer has requested that the Stockholder agree to enter into this Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE X
VOTING AGREEMENT; GRANT OF PROXY

10.1   Voting Agreement.   (a) During the Term (as defined below) of this Agreement, Stockholder hereby irrevocably and unconditionally agrees to vote or cause to be voted all Shares that such Stockholder is entitled to vote to approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby (collectively, the “Proposed Transaction”) at any annual or special meeting of the stockholders of the Company, and at any adjournment thereof, at which the Proposed Transaction is submitted for the consideration and vote of the stockholders of the Company (“Company Stockholder Meeting”).

(b)        Stockholder hereby agrees that it shall vote or cause to be voted its Shares against the approval of (i) any Alternative Transaction Proposal, (ii) any extraordinary dividend or distribution by the Company or any of the Company Subsidiaries, (iii) any change in the capital structure of the Company or any of the Company Subsidiaries (other than pursuant to the Merger Agreement), (iv) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of the Company or any of the Company Subsidiaries, with or involving any party other than as contemplated by the Merger Agreement, (v) any liquidation or winding up of the Company, (vi) any change in the composition or membership of the Company’s Board of Directors, other than as permitted by the Merger Agreement, and (vii) any other action that may reasonably be expected to impede, interfere with, delay, postpone or discourage the consummation of the Proposed Transaction or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement, that would adversely affect the Company or Bidder or their respective abilities to consummate the transactions contemplated by the Merger Agreement.

(c)        Stockholder hereby agrees that any agreement between or among the other holders of Company Common Stock or any of them that could be construed to limit its rights to enter into this

Agreement, perform hereunder, or restrict the Company’s ability to consummate the Merger is amended to the full extent necessary to assure that entering into this Agreement and performance hereunder are permitted under each such agreement without breach thereof.

10.2     Irrevocable Proxy.   Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to its Shares. By entering into this Agreement, Stockholder hereby irrevocably and unconditionally grants a proxy appointing a designee of Buyer (“Designee”) as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power on the matters described in Section 1.01 as Designee or its proxy or substitute shall, in Designee’s sole discretion, deem proper with respect to Stockholder’s Shares. The proxy granted by Stockholder pursuant to this Section 1.02 is coupled with an interest and is irrevocable and is granted in consideration of Buyer’s entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The Stockholder hereby ratifies and approves of each and every action taken by a Designee pursuant to the foregoing proxy. Stockholder shall perform such further acts and execute such further documents as may be required to vest in Designee the sole power to vote such Stockholder’s Shares. Notwithstanding the foregoing, the proxy granted by Stockholder shall terminate at the end of the Term.

ARTICLE XI
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Buyer that:

11.1   Authorization.   (a) If Stockholder is not an individual, the Stockholder has full legal power, authority and right to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder, and the Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action. This Agreement constitutes a valid and binding Agreement of such Stockholder, enforceable against the Stockholder in accordance with its terms.

(b)        If Stockholder is married and the Shares set forth on the signature page hereto opposite such Stockholder’s name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

(c)        As of the date hereof and for as long as this Agreement remains in effect (including the date of the Company Stockholder Meeting), such Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by such Stockholder in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting its legal power, authority or right to vote the Shares on any matter.

11.2   Non-Contravention.   The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby do not and shall not (i) if Stockholder is not an individual, violate any organizational documents of Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder, (iv) result in the imposition of any Lien on any asset of Stockholder, or (v) violate any other agreement, arrangement or instrument to which Stockholder is a party or by which Stockholder (or any of its assets) is bound, except (A) for any reports under Sections 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (B) as would not prevent, delay or otherwise impair Stockholder’s ability to perform its obligations hereunder.

11.3   Ownership of Shares.   Stockholder is the beneficial and record owner of, and has the right to vote, the Shares, free and clear of any Lien, option, right of first refusal, co-sale rights or any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares) except for any such encumbrances arising hereunder. The term “beneficial owner” and all correlative expressions are used in this Agreement as defined in Rules 13d-3 and 16a-1 under the Securities Exchange Act of 1934, as amended. None of the Shares is subject to any voting trust or other agreement, arrangement or instrument with respect to the voting of such Shares.

11.4   Total Shares.   Except for the Shares and the other securities of the Company convertible or exchangeable for shares of Company Common Stock set forth beside Stockholder’s name on the signature page hereto, Stockholder does not beneficially own any other shares of Company Common Stock or securities of the Company convertible into or exchangeable for shares of Company Common Stock.

11.5   Reliance by Buyer.   Such Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

ARTICLE XII
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Stockholder and the Company that:

12.1     The execution and delivery of this Agreement and the Merger Agreement (the “Transaction Documents”) by Buyer and the performance by Buyer of its obligations thereunder and the consummation of the Proposed Transaction have been duly authorized by all necessary action on the part of Buyer. Each of the Transaction Documents has been duly executed and delivered by, and constitutes a valid and binding agreement of, Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by or subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

12.2     Neither the execution and delivery of the Transaction Documents nor the performance by Buyer of its obligations thereunder will result in a violation of, or a default under, or conflict with, (A) any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Buyer is a party or bound, except, in the case of clause (B), as would not prevent, delay or otherwise materially impair Buyer’s ability to perform its obligations thereunder or consummate the Merger. Execution, delivery and performance of the Transaction Documents by Buyer will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Buyer or the Shares, except (x) for any reports under Sections 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (y) as would not reasonably be expected to prevent, delay or otherwise materially impair Buyer’s ability to perform its obligations thereunder or consummate the Merger.

12.3     There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding (including any investigation or partial proceeding, such as a deposition), domestic or foreign, pending, or to the knowledge of Buyer threatened, that could prevent the consummation of, materially impair or materially delay the Merger or any of the transactions contemplated hereby.

ARTICLE XIII
COVENANTS OF STOCKHOLDERS

Stockholder hereby covenants and agrees that:

13.1   No Interference; No Transfers.   (a) Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies (revocable or irrevocable) or enter into any voting trust, power of attorney or other agreement or arrangement with respect to the voting of any Shares in a manner inconsistent with the terms of this Agreement, (ii) voluntarily take any action that would or is reasonably likely to (A) make any representation or warranty contained herein untrue or incorrect in any material respect or (B) have the effect in any respect of preventing such Stockholder from performing its obligations under this Agreement, or (iii) Transfer (or agree to Transfer) any of the Stockholder’s Shares; provided, however, that the restrictions in this Section 4.01 shall not be deemed violated by any Transfer of Shares pursuant to a cashless exercise of stock options or warrants.

(b)        The term “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferance of a Lien in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security (other than transfers by testamentary or intestate succession or otherwise by operation of law) of any right, title or interest therein (including but not limited to any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the forgoing. The term “constructive sale” means a short sale with respect to a security (or substantially similar security), entering into or acquiring an offsetting derivative contract with respect to such security (or substantially similar security), entering into or acquiring a futures or forward contract to deliver such security (or substantially similar security) or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

13.2   Other Offers.   Such Stockholder shall not, directly or indirectly, (i) take any action to solicit, initiate or encourage (or authorize any Person to solicit, initiate or encourage) any Alternative Transaction Proposal, (ii) participate in any discussion or engage in negotiations with, or disclose any nonpublic information relating to the Company or any of the Company Subsidiaries or afford access to the properties, books or records of the Company or any of the Company Subsidiaries to, any Person that may be considering making, or has made, an Alternative Transaction Proposal or has agreed to endorse an Alternative Transaction Proposal or any request for nonpublic information relating to the Company or any of the Company Subsidiaries or for access to the properties, books or records of the Company or any of the Company Subsidiaries by any Person that may be considering making, or has made, an Alternative Transaction Proposal and shall advise Buyer of the status and material details of any such Alternative Transaction Proposal or request, (iii) approve, endorse or recommend any of the foregoing, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any of the foregoing.

13.3   Appraisal Rights.   Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) with respect to any Shares or any other shares of Company Capital Stock which may arise with respect to the Merger.

13.4   Additional Shares.   If after the date hereof, the Stockholder acquires beneficial or record ownership of any additional shares of Company Capital Stock (any such shares, “Additional Shares”),

including without limitation, upon exercise of any option, warrant, right to acquire Additional Shares or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action of any Person immediately upon the acquisition by the Stockholder of such Additional Shares.

ARTICLE XIV
MISCELLANEOUS

14.1   Amendments; Termination.   Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate on the earliest of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, (iii) the mutual consent of Buyer and Stockholder, (iv) the date of any amendment, waiver or modification to the Merger Agreement in a manner that reduces the Merger Consideration, or (v) July 19, 2007 (such period from the date hereof until such termination is referred to herein as the “Term”). In the event of termination of this Agreement as provided in this Section 5.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party to this Agreement and this Article 5, except that nothing herein will relieve any party from liability for any willful breach engaged in prior to such termination of any representation, warranty or covenant set forth in this Agreement.

14.2   Costs and Expenses.   All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

14.3   Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, except that Buyer may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

14.4   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

14.5   Counterparts; Effectiveness.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

14.6   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

14.7   Interpretation.   When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”  to the extent such words do not already follow any such term. The word “or” shall not be exclusive. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Other than Section 1.01(c), this Agreement is an agreement between each of the Stockholders, on the one hand, and Buyer, on the other hand, and is not an agreement among the Stockholders.

14.8   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 5.10, this being in addition to any other remedy to which they are entitled at law or in equity.

14.9   Entire Agreement; No Third-Party Beneficiaries.   This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

14.10   Submission to Jurisdiction.   All disputes relating to this Agreement or any of the transactions contemplated by this Agreement shall be subject to the exclusive jurisdiction of the federal or state courts in Houston, Texas. Each of the parties hereto (i) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (ii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal or state courts in Houston, Texas; and (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

14.11   Acknowledgment.   Buyer acknowledges that each Stockholder signs solely in its capacity as the record and/or beneficial (as applicable) owner of the Shares and nothing herein shall limit or affect any actions taken by such Stockholder, or require such Stockholder to take any action, in his or her capacity as an officer or director of the Company including to disclose information acquired solely in his or her capacity as an officer or director.

[Intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the date and year first above written.

STERLING ENERGY PLC
By:
Name:
Title:
By:
Name:
Title:

[Spouse of each stockholder that is an individual]
By:
Name:
Title:
By:
Name:
Title:

EXHIBIT B

Form of Articles of Incorporation

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
WHITTIER ENERGY CORPORATION

ARTICLE I
NAME

The name of the corporation shall be Whittier Energy Corporation (the “Corporation”).

ARTICLE II
RESIDENT AGENT; NAME AND STREET ADDRESS

The Resident Agent of the Corporation shall be Capitol Corporate Services, Inc., and said Resident Agent’s physical street address shall be 202 South Minnesota Street, Carson City, Nevada, 89703.

ARTICLE III
SHARES

The total number of shares the Corporation shall be authorized to issue is 1,000 shares, which shall consist of 1,000 shares of common stock, with a par value of $0.01 per share.

ARTICLE IV
BOARD OF DIRECTORS

The Corporation shall be governed by a Board of Directors in such manner as shall be provided in the bylaws of the Corporation. Except as expressly provided herein, the composition of the Board of Directors, including without limitation the election, tenure, and number of members of the Board of Directors, shall be determined in such a manner as shall be provided in the bylaws of the Corporation. Notwithstanding the foregoing, as of the effective date of these Restated and Amended Articles of Incorporation, the Board of Directors shall be composed of three Directors whose names and addresses are given below:

1.                              Graeme Thomson
Mardall House, Vaughan Road
Harpenden, Herts, AL5 4HU UK

2.                              Harry Wilson
Mardall House, Vaughan Road
Harpenden, Herts, AL5 4HU UK

3.                              Paul Griggs
Mardall House, Vaughan Road
Harpenden, Herts, AL5 4HU UK

ARTICLE V
PURPOSE

The purpose for which the corporation is formed is to engage in any lawful business or activity not forbidden by law or the corporation’s articles of incorporation, as amended from time to time.

[SIGNATURE ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the undersigned has executed this Attachment to Certificate to Accompany Restated Articles of Incorporation of Whittier Energy Corporation as of the      day of                 , 2007.

WHITTIER ENERGY CORPORATION

By:
Title:

EXHIBIT C

Form of Bylaws

AMENDED AND RESTATED BY-LAWS
OF
WHITTIER ENERGY CORPORATION

ARTICLE I.
OFFICES

Section 1.   Registered Office and Resident Agent.   The address of the registered office of the Corporation is 202 South Minnesota Street, Carson City, Nevada, 89703. The name of the resident agent of the Corporation at such address is Capitol Corporate Services, Inc. The Corporation may also have offices at such other places both within and without the State of Nevada as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.
STOCKHOLDERS

Section 1.   Time and Place of Meetings.   All meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, within or without the State of Nevada, as shall be designated by the Board of Directors. In the absence of a designation of a place for any such meeting by the Board of Directors, each such meeting shall be held at the principal office of the Corporation.

Section 2.   Annual Meetings.   An annual meeting of stockholders shall be held for the purpose of electing directors and transacting such other business as may properly be brought before the meeting. The date of the annual meeting shall be determined by the Board of Directors.

Section 3.   Special Meetings.   Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the Articles of Incorporation or by law, (a) may be called by the President and (b) shall be called by the Secretary (i) at the direction of a majority of the Board of Directors, or (ii) at the request in writing delivered to the President or the Secretary of the Corporation of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

Section 4.   Notice of Meetings; Waiver of Notice.   Written notice of each meeting of the stockholders shall be given to each stockholder entitled to vote at such meeting. Such notice shall state (a) the purpose or purposes for which the meeting is called, (b) the place, date and time of the meeting, and (c) the means of electronic communications, if any, by which stockholders and proxies shall be deemed to be present in person and vote. Such notice shall be given not less than ten nor more than sixty days before the date of the meeting. Such notice must be in writing and signed by the president or a vice president, or the secretary of an assistant secretary, or by such other natural person or persons as the directors may designate. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice. Whenever any notice whatever is required to be given under any provision of the Nevada Revised Statutes or of the Articles of Incorporation or these Bylaws, a waiver thereof in a signed writing or by transmission of an electronic record by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Section 5.   Quorum; Adjournments.   The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise required by these By-laws, the Articles of Incorporation, or the Nevada Revised Statutes as from time to time in effect (“Nevada Law”). If a quorum is not represented, the holders of the stock present in person or represented by proxy at the meeting and entitled to vote thereat shall have power, by the affirmative vote of the holders of a majority of such stock, to adjourn the meeting to another time and/or place, without notice other than announcement at the meeting, except as hereinafter provided, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Withdrawal of stockholders from any meeting shall not cause the failure of a duly constituted quorum at such meeting.

Section 6.   Voting.

(a)        At all meetings of the stockholders, each stockholder shall be entitled to vote, in person, or by proxy appointed in an instrument in writing subscribed by the stockholder or otherwise appointed in accordance with the Nevada Law, each share of voting stock owned by such stockholder of record on the record date for the meeting. Each stockholder shall be entitled to one vote for each share of voting stock held by such stockholder, unless otherwise provided in the Nevada Law or the Articles of Incorporation.

(b)        When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy and voting shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law or of the Articles of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question. Any stockholder who is in attendance at a meeting of stockholders either in person or by proxy but who abstains from the vote on any matter, shall not be deemed present or represented at such meeting for purposes of the preceding sentence with respect to such vote, but shall be deemed present or represented at such meeting for all other purposes.

Section 7.   Informal Action by Stockholders.   Any action required to be taken at a meeting of the stockholders or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such written consent may be signed in counterparts, including, without limitation, facsimile counterparts, and shall be filed with the minutes of the proceedings of the stockholders. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III.
DIRECTORS

Section 1.   General Powers.   The business and affairs of the Corporation shall be managed and controlled by or under the direction of its Board of Directors, which may exercise all such powers of, and do all such acts and things as may be done by, the Corporation and do all such lawful acts and things as are not by law or by the Articles of Incorporation or by these By-laws directed or required to be exercised or done solely by the stockholders.

Section 2.   Number, Qualification and Tenure.   The Board of Directors of the Corporation shall consist of not less than one member and not more than ten members. Within the limit above specified, the number of directors shall be determined from time to time by resolution of the Board of Directors. The number of directors initially shall be fixed at three. The directors shall be elected at the annual meeting of the stockholders, except as provided in the Articles of Incorporation or Section 3 of this Article, and each director elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, termination, resignation or removal from office. Directors need not be stockholders.

Section 3.   Vacancies and Newly-Created Directorships.   Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, termination, resignation, retirement, disqualification or removal from office. If there are no directors in office, then an election of directors may be held in the manner provided by Nevada Law.

Section 4.   Place of Meetings.   The Board of Directors may hold meetings, both regular and special, either within or without the State of Nevada.

Section 5.   Meetings.   The Board of Directors shall hold a regular meeting, to be known as the annual meeting, immediately following each annual meeting of the stockholders. Other regular meetings of the Board of Directors shall be held at such time and place as shall from time to time be determined by the Board of Directors. No notice of regular meetings need be given, other than by announcement at the immediately preceding regular meeting. Special meetings of the Board of Directors shall be called by the President or by the Secretary on the written request of a majority of the Board of Directors. Notice of any special meeting of the Board of Directors shall be given at least two days prior thereto, either in writing, or telephonically if confirmed promptly in writing, to each director at the address shown for such director on the records of the Corporation.

Section 6.   Waiver of Notice; Business and Purpose.   Notice of any meeting of the Board of Directors may be waived in writing signed by the person or persons entitled to such notice either before or after the time of the meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened and at the beginning of the meeting records such objection with the person acting as secretary of the meeting and does not thereafter vote on any action taken at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting, unless specifically required by Nevada Law.

Section 7.   Quorum and Manner of Acting.   At all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by Nevada Law or by the Articles of Incorporation. Withdrawal of directors from any meeting shall not cause the failure of a duly constituted quorum at such meeting. A director who is in attendance at a meeting of the Board of Directors but who abstains from the vote on any matter shall not be deemed present at such meeting for purposes of the preceding sentence with respect to such vote but shall be deemed present at such meeting for all other purposes.

Section 8.   Organization.   The Chairman of the Board, if elected, shall act as chairman at all meetings of the Board of Directors. If the Chairman of the Board is not elected or, if elected, is not present, the Vice Chairman, if any, or if no such Vice Chairman is present, a director chosen by a majority of the directors present, shall act as chairman at such meeting of the Board of Directors.

Section 9.   Committees.   The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate one or more directors to constitute an Executive Committee. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may create one or more other committees and appoint one or more directors to serve on such committee or committees. Each director appointed to serve on any such committee shall serve, unless the resolution designating the respective committee is sooner amended or rescinded by the Board of Directors, until the next annual meeting of the Board of Directors or until their respective successors are designated. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may also designate additional directors as alternate members of any committee to serve as members of such committee in the place and stead of any regular member or members thereof who may be unable to attend a meeting or otherwise unavailable to act as a member of such committee. In the absence or disqualification of a member and all alternate members designated to serve in the place and stead of such member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place and stead of such absent or disqualified member.

The Executive Committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation between the meetings of the Board of Directors, and any other committee may exercise the power and authority of the Board of Directors to the extent specified by the resolution establishing such committee, the Articles of Incorporation or these By-laws; provided, however, that no committee may take any action that is expressly required by Nevada Law, the Articles of Incorporation or these By-laws to be taken by the Board of Directors and not by a committee thereof. Each committee shall keep a record of its acts and proceedings, which shall form a part of the records of the Corporation in the custody of the Secretary, and all actions of each committee shall be reported to the Board of Directors at the next meeting of the Board of Directors.

Meetings of committees may be called at any time by the Chairman of the Board, if any, the President or the chairman of the respective committee. A majority of the members of the committee shall constitute a quorum for the transaction of business and, except as expressly limited by this Section 9, the act of a majority of the members present at any meeting at which there is a quorum shall be the act of such committee. Except as expressly provided in this Section 9 or in the resolution designating the committee, a majority of the members of any such committee may select its chairman, fix its rules of procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given.

Section 10.   Action without Meeting.   Unless otherwise specifically prohibited by the Articles of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, execute a consent thereto in writing setting forth the action so taken, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee. Such written consent may be signed in counterparts, including, without limitation, facsimile counterparts, and shall be filed with the minutes of the proceedings of the Board of Directors.

Section 11.   Attendance by Telephone.   Members of the Board of Directors or any committee thereof may participate in and act at any meeting of the Board of Directors, or such committee, as the case may be, through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

Section 12.   Compensation.   Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. These payments shall not preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV.
OFFICERS

Section 1.   Enumeration.   The officers of the Corporation shall be chosen by the Board of Directors and shall include a President, Treasurer, and a Secretary and may include one or more Vice

Presidents. The Board of Directors may also elect a Chairman of the Board, a Vice Chairman, one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents as it may deem appropriate. Any number of offices may be held by the same person. No officer need be a stockholder.

Section 2.   Term of Office.   The officers of the Corporation shall be elected at the annual meeting of the Board of Directors and shall hold office until their successors are elected and qualified, or until their earlier death, termination, resignation or removal from office. Any officer or agent of the Corporation may be removed at any time by the Board of Directors, with or without cause. Any vacancy in any office because of death, resignation, termination, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

Section 3.   Chairman of the Board.   The Chairman of the Board, when and if elected, shall preside at meetings of the Board of Directors and of stockholders and shall have such other functions, authority and duties as customarily appertain to the office of the Chairman of the Board. The Chairman of the Board, if any, shall be a member of the Board of Directors of the Corporation. Unless the Board of Directors has appointed a Chief Executive Officer, he shall act as the Chief Executive Officer of the Corporation.

Section 4.   Vice Chairman.   The Vice Chairman, if any, in the absence of the Chairman of the Board or in the event of the Chairman of the Board’s inability or refusal to act, shall have the authority to perform the duties of the Chairman of the Board and such other duties as may from time to time be prescribed by the Board of Directors or the Chairman of the Board. The Vice Chairman, if any, shall be a member of the Board of Directors of the Corporation.

Section 5.   Chief Executive Officer.   The Chief Executive Officer, when and if elected, shall be responsible for general supervision of the business of the Corporation and over its several officers and be the Corporation’s general manager. He may execute and deliver in the name and on behalf of the Corporation, deeds, mortgages, leases, assignments, bonds, contracts or other instruments authorized by the Board of Directors. He shall, unless otherwise directed by the Board of Directors, attend in person or by substitute or by proxy appointed by him and act and vote on behalf of the Corporation at all meetings of the stockholders of any corporation in which the Corporation holds stock.

Section 6.   President.   During any period when there shall be an office of Chairman of the Board and Chief Executive Officer, the President shall be the chief operating officer of the Corporation and shall have such functions, authority and duties as may be prescribed by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. During any period when there shall not be an office of Chairman of the Board or Chief Executive Officer, the President shall be the Chairman of the Board or Chief Executive Officer, as the case may be, and, as such, shall have the functions, authority and duties provided for the Chairman of the Board or Chief Executive Officer, as the case may be.

Section 7.   Vice President.   Each Vice President shall perform such duties and have such other powers as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

Section 8.   Secretary.   The Secretary shall (a) keep a record of all proceedings of the stockholders, the Board of Directors and any committees thereof in one of more books provided for that purpose; (b) give, or cause to be given, all notices that are required by law or these By-laws to be given by the Secretary; (c) be custodian of the corporate records and, if the Corporation has a corporate seal, of the seal of the Corporation; (d) have authority to affix the seal of the Corporation to all instruments the execution of which requires such seal and to attest such affixing of the seal; (e) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (f) sign, with the Chairman of the Board or the Vice Chairman, if any, Chief Executive Officer, President or any Vice President, or any other officer thereunto authorized by the Board of Directors, any certificates for shares of the Corporation, or any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed by the signature of more than one officer; (g) have general charge of the stock transfer books of the Corporation; (h) have authority to certify as true and correct, copies of the By-laws, resolutions of the stockholders, the Board of Directors and committees thereof, and of other documents of the Corporation; and (i) in general, perform the duties incident to the office of secretary and such other duties as from time to time may be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest such affixing of the seal.

Section 9.   Assistant Secretary.   The Assistant Secretary, if any, or if there shall be more than one, each Assistant Secretary, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall have the authority to perform the duties of the Secretary, subject to such limitations thereon as may be imposed by the Board of Directors, and such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.

Section 10.   Treasurer.   The Treasurer shall be the principal accounting and financial officer of the Corporation. The Treasurer shall (a) have charge of, and be responsible for, the maintenance of adequate books of account for the Corporation; (b) have charge and custody of all funds and securities of the Corporation, and be responsible therefor and for the receipt and disbursement thereof; and (c) perform the duties incident to the office of treasurer and such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. The Treasurer may sign with the Chairman or the Vice Chairman, if any, or the Chief Executive Officer, the President, or any Vice President, or any other officer thereunto authorized by the Board of Directors, certificates for shares of the Corporation. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors may determine.

Section 11.   Assistant Treasurer.   The Assistant Treasurer, if any, or if there shall be more than one, each Assistant Treasurer, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall have the authority to perform the duties of the Treasurer, subject to such limitations thereon as may be imposed by the Board of Directors, and such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Treasurer.

Section 12.   Other Officers and Agents.   Any officer or agent who is elected or appointed from time to time by the Board of Directors and whose duties are not specified in these By-laws shall perform such duties and have such powers as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

ARTICLE V.
CERTIFICATES OF STOCK AND THEIR TRANSFER

Section 1.   Form.   The shares of the Corporation shall be represented by certificates in such form as any officer may approve; provided, however, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Each certificate for shares shall be consecutively numbered or otherwise identified. Certificates of stock in the Corporation shall be signed by or in the name of the Corporation by (i) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and by (ii) the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Where a certificate is countersigned by a transfer agent, other than the Corporation or an employee of the Corporation, or by a registrar, the signatures of one or more officers of the Corporation may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of its issue.

Section 2.   Transfer.   Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by the Corporation to the person entitled thereto, cancel the old certificate and record the transaction in its stock transfer books.

Section 3.   Replacement.   In case of the loss, destruction, mutilation or theft of a certificate for any stock of the Corporation, a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by the Corporation may be issued upon the surrender of the mutilated certificate or, in the case of loss, destruction or theft of a certificate, upon satisfactory proof of such loss, destruction or theft and upon such terms as the Board of Directors may prescribe. The Board of Directors may in its discretion require the owner of the lost, destroyed or stolen certificate, or his legal representative, to give the Corporation a bond, in such sum and in such form and with such surety or sureties as it may direct, to indemnify the Corporation against any claim that may be made against it with respect to the certificate alleged to have been lost, destroyed or stolen.

ARTICLE VI.
INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Section 1.   Third Party Actions.   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), to the fullest extent permitted by law, including indemnifying such person against expenses (including attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2.   Actions By or in the Right of the Corporation.   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), to the fullest extent permitted by law, including indemnifying such person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Notwithstanding the foregoing, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors.

Section 3.   Indemnity if Successful.   To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4.   Standard of Conduct.   Except in a situation governed by Section 3 of this Article, any indemnification under Section 1 or 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or 2, as applicable, of this Article. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (i) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. The determination to be made that indemnification is proper with respect to a person who is a former director or officer, or an employee or agent of the Corporation, shall be made by a majority of the board of directors.

Section 5.   Expenses.   Expenses (including attorneys’ fees) of each officer and director hereunder indemnified actually and reasonably incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys’ fees) incurred by former directors, officers, employees, and agents may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 6.   Nonexclusivity.   The indemnification and advancement of expenses provided by, or granted pursuant to, other Sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may now or hereafter be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 7.   Insurance.   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the Nevada Law.

Section 8.   Definitions.   For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify any or all of its directors, officers, employees and agents, so that any person who was a director, officer, employee or agent of such constituent corporation, or was serving at the request of such constituent corporation in any other capacity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued as such corporation was constituted immediately prior to such merger.

For purposes of this Article, references to “other capacities” shall include serving as a trustee or agent for any employee benefit plan; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

Section 9.   Severability.   If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed to effectuate the provisions hereof, and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 10.   Amendment.   The right to indemnification conferred by this Article shall be deemed to be a contract between the Corporation and each person referred therein until amended or repealed, but no amendment to or repeal of these provisions shall apply to or have any effect on the right to indemnification of any person with respect to any liability or alleged liability of such person for or with respect to any act or omission of such person occurring prior to such amendment or repeal.

ARTICLE VII.
GENERAL PROVISIONS

Section 1.   Fiscal Year.   The fiscal year of the Corporation shall be fixed from time to time by resolution of the Board of Directors.

Section 2.   Corporation Seal.   The corporate seal, if any, of the Corporation shall be in such form as may be approved from time to time by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 3.   Notices and Mailing.   Except as otherwise provided in Nevada Law, the Articles of Incorporation or these By-laws, all notices required to be given by any provision of these By-laws shall be deemed to have been given (i) when received, if given in person, (ii) on the date of acknowledgment of receipt, if sent by telex, facsimile or other wire transmission, (iii) one day after delivery, properly addressed, to a reputable courier for same day or overnight delivery or (iv) three days after being deposited, properly addressed, in the U.S. Mail, certified or registered mail, postage prepaid.

Section 4.   Waiver of Notice.   Whenever any notice is required to be given under the Nevada Law or the provisions of the Articles of Incorporation or these By-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

Section 5.   Interpretation.   In these By-laws, unless a clear contrary intention appears, the singular number includes the plural number and vice versa, and reference to either gender includes the other gender.

ARTICLE VIII.
AMENDMENTS

These By-laws may be altered, amended or repealed or new By-laws may be adopted by the Board of Directors. The fact that the power to amend, alter, repeal or adopt the By-laws has been conferred upon the Board of Directors shall not divest the stockholders of the same powers.

CERTIFICATION

The Secretary of the Corporation hereby certifies that the foregoing is a true and correct copy of the Amended and Restated By-Laws of the Corporation named in the title thereto and that such By-Laws were duly adopted by the Board of Directors of said Corporation on the date set forth below.

Executed this          day of                                             , 2007.

By:
Secretary, Whittier Energy Corporation